Exhibit 2.1
Execution Version
PURCHASE AND SALE AGREEMENT
AMONG
QUANTUM RESOURCES A1, LP,
QAB CARRIED WI, LP,
QAC CARRIED WI, LP,
AND
BLACK DIAMOND RESOURCES, LLC
(COLLECTIVELY “SELLERS”)
AND
QRE OPERATING, LLC
(“PURCHASER”)
AND
QR ENERGY, LP
(“PARTNERSHIP”)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBITS
A. Leases
B. Wells
C. Material Agreements
D. Form of Conveyance
E. Other Excluded Assets
F. Form of Partnership Agreement Amendment
SCHEDULES
2.2(h) Surface Contracts
7.6 Litigation
7.7 Insurance
7.12 Calls on Productions
7.14 Hydrocarbons Sales Contracts
7.15 Suspense Funds
7.18 Imbalances
7.19 Preferential Rights and Transfer Requirements
7.23 Wells and Equipment
7.24 Outstanding Capital Commitments

PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (the “Agreement”) is dated as of September 12, 2011, by and among Quantum Resources A1, LP (“QRA”), a Delaware limited partnership, QAB Carried WI, LP (“QAB”), a Delaware limited partnership, QAC Carried WI, LP (“QAC”), a Delaware limited partnership, and Black Diamond Resources, LLC (“Black Diamond,” and collectively with QRA, QAB and QAC, the “Sellers”) and QRE Operating, LLC, a Delaware limited liability company (the “Purchaser”), and QR Energy, LP, a Delaware limited partnership (the “Partnership” and, together with Purchaser, the “QR Parties”). The Sellers and the QR Parties are collectively referred to herein as “Parties” and individually referred to as a “Party”.
RECITALS
     1. Sellers own various oil and gas properties, either of record or beneficially, as more fully described in the Exhibits hereto.
     2. Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the properties and rights of Sellers hereafter described, in the manner and upon the terms and conditions hereafter set forth.
     3. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Article 1 hereof.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
DEFINED TERMS
     1.1 Definitions.
“Accounting Arbitrator” has the meaning set forth in Section 12.3(c) of this Agreement.
“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
“Agreement” means this Purchase and Sale Agreement.
“Allocated Value” has the meaning set forth in Section 3.2 of this Agreement.
“Allocation Schedule” has the meaning set forth in Section 3.2 of this Agreement.
“Assessment” has the meaning set forth in Section 6.1(a) of this Agreement.

“Assets” has the meaning set forth in Section 2.2 of this Agreement.
“Assumed Obligations” has the meaning set forth in Section 15.2 of this Agreement.
“Background Materials” has the meaning set forth in Section 7.10 of this Agreement.
“Black Diamond” has the meaning set forth in the first paragraph of this Agreement.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are authorized or required by law to be closed for business in New York, New York or Houston, Texas, United States of America.
“Capital Projects” means those capital projects more particularly described on Schedule 7.24 to this Agreement.
“Cash Consideration” means Two Hundred Twenty-Seven Million Dollars ($227,000,000).
“Casualty Loss” has the meaning set forth in Section 5.7(b) of this Agreement.
“Closing” has the meaning set forth in Section 12.1 of this Agreement.
“Closing Date” has the meaning set forth in Section 12.1 of this Agreement.
“Conflicts Committee” has the meaning set forth in the Partnership Agreement.
“Conveyance” means that certain conveyance the form of which is more particularly set forth on Exhibit D to this Agreement.
“Defective Support Property” has the meaning set forth in Section 5.4(e).
“Defensible Title” means such title to the Properties that, subject to and except for Permitted Encumbrances: (a) entitles Sellers collectively to receive not less than the net revenue interest (“NRI”) set forth on Exhibit B for each Property throughout the life of such Property; (b) obligates Sellers collectively to bear costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons from each Property in an amount not greater than the working interest (“WI”) set forth in Exhibit B throughout the life of such Property; and (c) is free and clear of encumbrances, liens and defects. Exhibit B contains references to the terms “APO,” “APO1,” “APO2,” and “APO3,” which terms specify the WI or NRI, as applicable, after the occurrence of a particular event, such as (i) the payout of costs with respect to a well, unit or prospect or (ii) the casing-point election to complete a well has been made during the drilling and completion of a well (a “Payout Event”). Exhibit B also contains references to the term “BPO,” which specifies the current WI or NRI, as applicable with respect to a well or unit before a Payout Event. If a dollar amount is indicated in the column labeled “Balances” on Exhibit B, it is presumed that a Payout Event has not occurred and that the corresponding WI and NRI is the current WI and NRI for the applicable well (in descending order of priority: BPO, APO, APO1, APO2, and APO3).
“Effective Time” has the meaning set forth in Section 2.4(a) of this Agreement.

“Environmental Arbitrator” has the meaning set forth in Section 6.5 of this Agreement.
“Environmental Consultant” has the meaning set forth in Section 6.1(a) of this Agreement.
“Environmental Defect” means the particular state or condition, or any obligation, claim, or other circumstance or matter, with respect to any Asset that constitutes, or arises from, a breach of Environmental Law.
“Environmental Defect Value” has the meaning set forth in Section 6.3 of this Agreement.
“Environmental Laws” means all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws, but excluding all laws, orders, rules, and regulations of the Railroad Commission of Texas, the Oklahoma Corporation Commission, the Louisiana Department of Natural Resources, and the Kansas Oil and Gas Commission, and the New Mexico Oil and Gas Commission relating to spacing, density, setbacks, specifications or grades for equipment or materials (including drilling mud or fluid), well integrity or construction, the prevention of physical or economic waste, or the protection of correlative rights in Hydrocarbons, and, in each case, any cause of action or other rights in favor of third Persons arising therefrom, or relating thereto.
“Equipment” has the meaning set forth in Section 2.2(h) of this Agreement.
“Examination Period” has the meaning set forth in Section 5.1 of this Agreement.
“Excluded Assets” has the meaning set forth in Section 2.3 of this Agreement.
“Excluded Taxes” means Taxes measured by (a) net income, gross receipts, profits, capital, capital gains, or similar measures; or (b) multiple bases (including corporate, franchise, business and occupation, business license, withholding, payroll, employment, social security, unemployment, stamp, occupation, or similar Taxes).
“Financial Statements” has the meaning set forth in Section 9.2(e) of this Agreement.
“Governmental Authority” means, as to any given Asset, any agency, department, board or other instrumentality of the United States and the state, county, parish, city and political subdivisions in which such Asset is located and that exercises jurisdiction over such Asset.
“Hydrocarbons” has the meaning set forth in Section 2.2(a) of this Agreement.
“Indemnity Claim” has the meaning set forth in Section 14.6 of this Agreement.

“Information” has the meaning set forth in Section 9.2(a) of this Agreement.
“Invasive Activity” has the meaning set forth in Section 6.1(a) of this Agreement.
“Lands” has the meaning set forth in Section 2.2(a) of this Agreement.
“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.
“Leases” has the meaning set forth in Section 2.2(a) of this Agreement.
“Losses” has the meaning set forth in Section 14.3 of this Agreement.
“Material Agreements” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any contract, agreement, or other arrangement, other than the instruments constituting the Leases, which is one or more of the following types: (a) contracts with any Affiliate of any Seller, excluding any formation and governance agreements of each Seller and any agreement between such Seller and its Affiliates primarily related to compensation, distributions, dividends or other forms of consideration by and between the partners and members of such Seller or its Affiliates; (b) contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons which are not cancelable without penalty on sixty (60) days prior written notice; (c) contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease; (d) unit operating agreements, unit agreements, or other similar agreements; (e) non-competition agreements or any agreements that purport to restrict, limit, or prohibit any Seller from engaging in any line of business or the manner in which, or the locations at which, such Seller (or Purchaser, as successor in interest to such Seller) conducts business, including area of mutual interest agreements; (f) contracts for the gathering, treatment, processing, storage, or transportation of Hydrocarbons; (g) indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements; (h) contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Sellers without penalty on sixty (60) days or less notice; (i) the Transferred Derivatives, including any master agreement and confirmation thereunder; that in each case of (a) through (i) above, could reasonably by expected to result in (i) aggregate payments by Sellers (net to the interest of Sellers) of more than Two Hundred Fifty Thousand Dollars ($250,000) or (ii) revenues (net to the interest of Sellers) of more than Two Hundred Fifty Thousand Dollars ($250,000) during the current or any subsequent calendar year, or, in the case of (d), above, affects Assets having, in the aggregate, Allocated Values of greater than Ten Million Dollars ($10,000,000).
“NORM” has the meaning set forth in Section 6.4(d) of this Agreement.
“Partnership” has the meaning set forth in the first paragraph of this Agreement.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership.

“Partnership Agreement Amendment” means an instrument substantially in the form set forth on Exhibit F.
“Party” and “Parties” has the meaning set forth in the first paragraph of this Agreement.
“Permits” has the meaning set forth in Section 7.17 of this Agreement.
“Permitted Encumbrances” means:
          (a) the terms and conditions of the Leases and other instruments of record relating to the Wells, including, without limitation, lessor’s royalties, overriding royalties, net profits, carried interests, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not, individually or in the aggregate operate to reduce the NRI below that set forth on Exhibit B or increase the WI above that set forth on Exhibit B;
          (b) liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business, responsibility for which will be retained by Sellers after Closing, and adequate cash reserves for which are maintained in accordance with United States generally accepted accounting principles;
          (c) all rights to consent by, required notices to, filings with, or other actions by a Governmental Authority, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;
          (d) rights of reassignment upon the surrender or expiration of, and the intent to abandon or surrender, or to allow to expire, any Lease;
          (e) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with or materially impair the operation of the affected Asset, and do not, individually or in the aggregate, reduce the Net Revenue Interests of Sellers (collectively) below those set forth in Exhibit B or increase the Working Interests of Sellers (collectively) above those set forth in Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest;
          (f) the terms and conditions of the Material Agreements set forth in Exhibit C, to the extent the same do not, individually or in the aggregate, reduce the Net Revenue Interests of Sellers (collectively) below those set forth in Exhibit B or increase the Working Interests of Sellers (collectively) above those set forth in Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest;
          (g) materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets if such liens and charges have not yet become due and payable or if their validity is being contested in good faith by appropriate action and Sellers retain responsibility therefor after Closing, and, in each case, adequate cash reserves for the payment thereof are maintained in accordance with United States generally accepted accounting principles;

          (h) preferential rights to purchase or similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;
          (i) third party consents to assignments or similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required notices have been given for the transactions contemplated hereby to the holders of such rights and (to the extent such period is specifically stated in the instrument containing such consent to assignment or similar requirement) the appropriate period for asserting such rights has expired without an exercise of such rights, request for further information about the transactions contemplated by this Agreement or any Party to this Agreement, or other objection to the transactions contemplated by this Agreement;
          (j) immaterial errors or omissions in documents related to the Assets caused by oversights in drafting, executing, or acknowledging that occurred greater than ten years prior to the date of this Agreement, do not affect and have not historically affected the operations of or production from the Assets, and do not reduce the Net Revenue Interests of Sellers (collectively) below those set forth in Exhibit B or increase the Working Interests of Sellers (collectively) above those set forth in Exhibit B without a corresponding and proportionate increase in the Net Revenue Interest;
          (k) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules and regulations of such Governmental Authorities;
          (l) all defects and irregularities affecting the Assets which individually or in the aggregate do not operate to (i) reduce the NRI of Sellers (collectively), (ii) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Sellers (collectively), and (iii) otherwise interfere materially with the operation, value or use of the Assets, and, in each case above, which would be accepted or waived by a prudent purchaser of oil and gas properties.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Pipelines” has the meaning set forth in Section 2.2(i) of this Agreement.
“Preferential Asset” has the meaning set forth in Section 9.2(d)(ii) of this Agreement.
“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof, or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Properties” has the meaning set forth in Section 2.2(c).
“Property Costs” has the meaning set forth in Section 12.2(b) of this Agreement.
“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.
“Purchase Price Adjustments” has the meaning set forth in Section 12.2 of this Agreement.
“Purchaser” has the meaning set forth in the first paragraph of this Agreement.
“Purchaser’s Credit Facility” means the Credit Agreement by and among Purchaser as Borrower, the Partnership, QRE GP, LLC, Wells Fargo Bank, National Association as Administrative Agent, and the other lenders party thereto, dated as of December 22, 2010.
“QR Parties” has the meaning set forth in the first paragraph of this Agreement.
“QAB” has the meaning set forth in the first paragraph of this Agreement.
“QAC” has the meaning set forth in the first paragraph of this Agreement.
“QRA” has the meaning set forth in the first paragraph of this Agreement.
“Records” has the meaning set forth in Section 2.2(e) of this Agreement.
“Registration Rights Agreement” has the meaning set forth in Section 10.8 of this Agreement.
“Retained Asset” has the meaning set forth in Section 9.2(d)(iv)(C) of this Agreement.
“Retained Obligations” has the meaning set forth in Section 14.1 of this Agreement.
“SEC” has the meaning set forth in Section 9.2(e) of this Agreement.
“Securities Act” has the meaning set forth in Section 9.2(e) of this Agreement.
“Seller Indemnitees” has the meaning set forth in Section 14.3 of this Agreement.
“Sellers’ Advisory Committee” means that certain committee of limited partners duly appointed by The Quantum Aspect Partnership, LP, as general partner of Quantum Resources A1, LP, pursuant to Section 7.4(a) of the Second Amended and Restated Limited Partnership Agreement of Quantum Resources A1, LP dated as of June 29, 2006.
“Sellers’ Credit Facilities” means items 6, 7, 8, 9, 10 and 11 listed on Exhibit C.
“Statement” has the meaning set forth in Section 12.3(a) of this Agreement.
“Surface Contracts” has the meaning set forth in Section 2.2(g) of this Agreement.
“Tax” means (a) federal, state, local, or foreign taxes, charges, fees imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, ad valorem,

value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (a) ; and (c) any liability for any item described in subsections (a) and (b), payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.
“Tax Return” has the meaning set forth in Section 7.22 of this Agreement.
“Title Arbitrator” has the meaning set forth in Section 5.10 of this Agreement.
“Title Benefit” has the meaning set forth in Section 5.6(a) of this Agreement.
“Title Defect” has the meaning set forth in Section 5.2 of this Agreement.
“Title Defect Value” has the meaning set forth in Section 5.4 of this Agreement.
“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Authorities in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).
“Transferred Derivatives” has the meaning set forth in Section 11.8.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of Treasury Regulations hereafter proposed or adopted.
“Unit Consideration” means 16,666,667 Class C Convertible Preferred Units of the Partnership.
“Units” has the meaning set forth in Section 2.2(c) of this Agreement.
“Wells” has the meaning set forth in Section 2.2(b) of this Agreement.
     1.2 Interpretation and Construction. In interpreting and construing this Agreement, the following principles shall be followed:
          (a) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or subdivision in which any such terms may be employed. The word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions. The plural shall be deemed to include the singular, and vice versa.
          (b) Unless the context of this Agreement clearly requires otherwise, references to Articles, Sections, subsections, Exhibits and Schedules refer to the Articles, Sections, and subdivisions of, and Exhibits and Schedules to, this Agreement.
          (c) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles.
          (d) No consideration shall be given to the captions of the articles, sections or subsections, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction.
          (e) Each exhibit, attachment, and schedule to this Agreement constitutes a part of this Agreement and is incorporated herein by reference, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.
          (f) Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
          (g) Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto, and any rules and regulations promulgated thereunder, in each case as existing on the date of this Agreement.
          (h) Any reference to “$” or “dollars” means United States Dollars.
ARTICLE 2
PURCHASE AND SALE
     2.1 Purchase and Sale. At the Closing, and upon the terms and subject to the conditions of this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Assets, in exchange for the consideration set forth in this Agreement and the assumption by Purchaser of the Assumed Obligations attributable to the Assets.
     2.2 The Assets. As used herein, the term “Assets” means all of Sellers’ right, title and interest, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following:
          (a) The leasehold estates created by any oil and gas leases and any mineral estates and other rights described in Exhibit A (together with all such interests associated with the Wells, whether or not such interests are listed on Exhibit A), subject to such depth limitations and other restrictions as may be set forth on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Sellers have in the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”), including, without limitation, carried interests, royalty interests, overriding royalty interests, mineral interests, production payments and net profits interests and the oil, gas and all other hydrocarbons (the “Hydrocarbons”) attributable to the Leases and the Lands.
          (b) The oil and gas wells specifically described in Exhibit B, together with all injection and disposal wells on the Lands or on lands pooled or unitized therewith, (the “Wells”), and all personal property, equipment, fixtures, improvements, facilities, permits, surface leases, rights-of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 2.2(a).
          (c) The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Section 2.2(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests (the “Units”, and, together with the Wells, Leases, and Lands, the “Properties”).
          (d) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the Properties, including without limitation, the agreements described in Exhibit C, but, subject to Section 9.2(d), excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law.
          (e) The non-proprietary files, maps, logs, records and other data relating to the Properties and maintained by Sellers, but, subject to Section 9.2(d), only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer and only to the extent related to the Assets (the “Records”).
          (f) All rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Hydrocarbons produced from the Properties as of the Effective Time.
          (g) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use primarily in connection with, the Properties (including those identified on Schedule 2.2(g), but, subject to Section 9.2(d), excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law).
          (h) All equipment, machinery, fixtures and other tangible personal property (including spare parts, owned vehicles and leased vehicles (to the extent, subject to Section 9.2(d), that the leases covering such vehicles are assignable)) and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties (“Equipment”).

          (i) All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, primarily in connection with the operation of the Assets (“Pipelines”).
          (j) All (i) Hydrocarbons produced from, or attributable to, the Assets from and after the Effective Time; (ii) all Hydrocarbon inventories from or attributable to the Properties that are in storage on the Effective Time, whether produced before, on or after the Effective Time; and (iii) all Hydrocarbons attributable to make-up rights with respect to gas production, pipeline, storage, processing or other imbalances attributable to the Properties, whether produced before, on or after the Effective Time.
          (k) All (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the other Assets with respect to periods of time from and after the Effective Time or that relate to obligations assumed by Purchaser pursuant to this Agreement, whether arising before, on or after the Effective Time; and (ii) liens and security interests in favor of any Seller or its Affiliate, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the other Assets or to the extent arising in favor of such Seller as the operator or non-operator of any Property.
          (l) All rights of any Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time, to the extent relating to obligations assumed by Purchaser pursuant to this Agreement.
          (m) All claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of any Seller arising from acts, omissions or events, or damage to or destruction of the Properties occurring from and after the Effective Time or which relate to obligations assumed by Purchaser pursuant to this Agreement.
          (n) All franchises, licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the other Assets or the ownership or operation thereof.
     2.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”): (a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets to the extent attributable to any period of time prior to the Effective Time and that do not relate to obligations assumed by Purchaser pursuant to this Agreement; (b) all claims of Sellers for refunds of or loss carry forwards to the extent attributable to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time even if applied for after the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement, to the extent the same do not relate to obligations assumed by Purchaser pursuant to this Agreement; (c) all proceeds, income or revenues (and any security or other deposits made) to the extent attributable to (i) the Assets for any period prior to the Effective Time, if they do not relate to obligations assumed by Purchaser pursuant to this Agreement, or (ii) any Excluded Assets; (d) all of Sellers’ proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (e) subject to Section 9.2(d), all of Sellers’ rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any third Person; (f) all documents and instruments of Sellers that may be protected by an attorney-client privilege unless such privileged documents and instruments pertain to litigation (including pending and threatened litigation) which Purchaser is assuming; (g) subject to Section 9.2(d), data and other information that cannot be disclosed or assigned to Purchaser as a result of confidentiality or similar arrangements under agreements with Persons who are not Affiliates of Sellers; (h) concurrent audit rights arising under any of the Material Agreements or otherwise with respect to any period prior to the Effective Time (unless relating to obligations assumed by Purchaser pursuant to this Agreement) or to any of the Excluded Assets; (i) all corporate, partnership and income tax records of Sellers; (j) copies of all Records (which shall be prepared at Sellers’ sole cost and expense); and (k) personal property such as vehicles and certain equipment, supplies and office equipment, or any other items, in each case, to the extent described on Exhibit E.
     2.4 Effective Time.
          (a) Subject to this Section 2.4, the purchase and sale of the Assets shall be effective as of October 1, 2011 at 12:01 a.m. Central Time (the “Effective Time”).
          (b) Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, including, without limitation, delay rentals, shut-in royalties, and lease bonuses, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred at and after the Effective Time. Except as set forth to the contrary herein, Sellers shall be entitled to all Hydrocarbon production from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. The terms “earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Counsel of Petroleum Accountants Societies standards. For purposes of this Section 2.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto including royalties and overriding royalties payable to the owner of the Assets), under this Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run, or, if there is no such facility, the applicable LACT meters through which they are run, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Sellers shall provide to Purchaser, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 12.2 that will be used to determine the Closing settlement to be made pursuant to Section 12.2. Taxes (other than Excluded Taxes), right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling at or after, the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) pursuant to this Section 2.4(b) or Section 12.2. All adjustments and payments made pursuant to this Section 2.4(b) and Section 12.2 shall be without duplication of any other amounts paid or received under this Agreement.
     2.5 Maintenance of Records. Purchaser, or its successors or assigns, for a period of seven (7) years following Closing, will (a) retain the Records, (b) provide each Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at such Seller’s sole cost and expense, and (c) provide such Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, access, at such Seller’s sole cost, risk and expense, to materials received or produced after Closing relating to any Indemnity Claim made under Section 14.6 of this Agreement for review and copying.
ARTICLE 3
PURCHASE PRICE
     3.1 Purchase Price. In consideration for the conveyance of the Assets to Purchaser, the Partnership shall (a) pay to Sellers at Closing the Cash Consideration and (b) issue to Sellers at Closing the Unit Consideration (the Cash Consideration and the Unit Consideration, together, the “Purchase Price”). The amounts expressed as percentages of the Purchase Price in Sections 5.6(b), 5.7(b), 5.7(c), 10.5, 11.5 and 14.5(b) shall be calculated as though the Purchase Price was Five Hundred Seventy-Seven Million Dollars ($577,000,000), whether the actual Purchase Price is more or less.

     3.2 Allocation of Purchase Price. On or before a date that is five (5) Business Days after the date hereof, Purchaser shall deliver to Sellers a proposed allocation of the unadjusted Purchase Price among the Assets. Thereafter, prior to the Closing, the Parties shall reasonably cooperate to agree upon the final schedule setting forth such allocation (as finalized, the “Allocation Schedule”). The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on the Allocation Schedule, as adjusted in the manner contemplated in Section 12.2. Any adjustments to the Purchase Price allocable to the Assets other than the adjustments provided for in Sections 5.5, 5.6 and 5.7 shall be applied on a pro-rata basis to the amounts set forth on the Allocation Schedule for all Assets. After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 5.5, 5.6 and 5.7 shall be applied to the amounts set forth in the Allocation Schedule for the particular affected Assets. The Parties have accepted such Allocated Values (as adjusted in the manner contemplated above in this Section 3.2) for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values. Sellers and Purchaser agree (a) that the Allocated Values shall be used by the Sellers and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, including without limitation Internal Revenue Service Form 8594, and (b) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities or in audit or other proceedings with respect to Taxes. Sellers and Purchaser further agree that the portion of Allocated Values included in the Allocation Schedule attributable to tangible personal property shall equal the fair value of such property on the Closing Date.
ARTICLE 4
THE PURCHASER’S INSPECTION
     4.1 Access to Background Materials. Prior to Closing, and subject to Section 4.3, Sellers will make the Background Materials (as defined in Section 7.10) and the Records available to Purchaser and its representatives for inspection and review at Sellers’ offices during normal business hours to permit Purchaser to perform its due diligence review. Subject to the consent and cooperation of third Persons, Sellers will assist Purchaser in Purchaser’s efforts to obtain, at Purchaser’s expense, such additional information from such Persons as Purchaser may reasonably desire. Purchaser may inspect the Background Materials and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Sellers to a third Persons. If disclosure or access is prohibited, Sellers shall use commercially reasonable efforts to obtain permission to grant such access to Purchaser and its representatives, and shall provide Purchaser with as much information or access concerning the matter as is possible while still complying with applicable Laws and Sellers’ obligations; provided that Sellers shall not be required to make any payments for the benefit of any third Person in order to do so.
     4.2 Disclaimer. Except for the representations and warranties contained in this Agreement, Sellers make no warranty or representation of any kind as to the Background Materials or any information contained therein. Purchaser agrees that any conclusions drawn from the Background Materials shall be the result of its own independent review and judgment.

     4.3 Physical Access to the Leases and Wells. During reasonable business hours, Sellers agree to grant Purchaser physical access to the Properties to allow Purchaser to conduct, at Purchaser’s sole risk and expense, on site inspections and environmental assessments of the Properties. In connection with any such on site inspections, Purchaser agrees not to unreasonably and materially interfere with the normal operation of the Properties and agrees to comply with all requirements of the operators of the Wells. If Purchaser or its agents prepares an environmental assessment of any Lease or Well, Purchaser agrees to keep such assessment confidential, unless disclosure is required pursuant to applicable Law, and to furnish copies thereof to Sellers. IN CONNECTION WITH GRANTING SUCH ACCESS, THE PARTNERSHIP REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY SELLERS, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, MANAGERS, LIMITED PARTNERS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND AFFILIATES AGAINST ALL CLAIMS FOR INJURY TO, OR DEATH OF, PERSONS OR FOR DAMAGE TO PROPERTY ARISING IN ANY WAY FROM THE ACCESS AFFORDED TO THE PARTNERSHIP HEREUNDER OR THE ACTIVITIES OF THE PARTNERSHIP, REGARDLESS OF CAUSE, INCLUDING WITHOUT LIMITATION THE CONCURRENT NEGLIGENCE OF ANY SELLER AND ITS CONTRACTORS AND SUBCONTRACTORS AND THEIR EMPLOYEES, BUT EXCLUDING HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. THIS WAIVER, RELEASE AND INDEMNITY BY PURCHASER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.
ARTICLE 5
TITLE MATTERS
     5.1 Examination Period. Following the execution date of this Agreement until 5:00 p.m., local time in Houston, Texas on the date five (5) Business Days prior to the Closing Date (the “Examination Period”), Sellers shall permit Purchaser and its representatives to examine, at all reasonable times, in the offices of Sellers, in Houston, Texas, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and other records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Sellers or their respective Affiliates, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Sellers or such data; provided, however, that if disclosure or access is prohibited, Sellers shall use commercially reasonable efforts to obtain permission to grant such access to Purchaser and its representatives, and shall provide Purchaser with as much information or access concerning the matter as is possible while still complying with applicable Laws and Sellers’ obligations; provided that Sellers shall not be required to make any payments for the benefit of any third Person in order to do so.
     5.2 Title Defect. The term “Title Defect,” as used in this Agreement, means: (a) any encumbrance, encroachment, irregularity, or defect in any Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Sellers (collectively) not to have Defensible Title to such Asset; or (b) any default by any Seller under a lease, farmout agreement or other contract or agreement that would (i) have a material adverse affect on the operation, value or use of such Asset, (ii) prevent any applicable Seller from receiving the proceeds of production attributable to such Seller’s interest therein; or (iii) result in cancellation of such Seller’s interest therein.
     5.3 Notice of Title Defects. In order to make a claim for a Title Defect pursuant to this Article 5, Purchaser must notify Sellers of such Title Defect on or before the expiration of the Examination Period. To be effective, such notice must (a) be in writing, (b) include a description of the Title Defect, (c) identify the specific Asset or Assets affected by such Title Defect, (d) attach such supporting documentation as is in the possession of Purchaser, and (f) include the value of such Title Defect as determined by Purchaser; provided, however, an alleged failure to comply with subsections (a) through (f) shall not cause such notice to be invalid or any Title Defect to be waived in any respect if the defect notice is reasonably sufficient to provide notice to Sellers of the existence and general nature of the alleged Title Defect. Without limiting the representations and warranties of Sellers set forth in Article 7 (or the certificates to be delivered by Sellers at Closing pursuant to Section 12.4(e)), the special warranties of Sellers set forth in Section 5.5(e) and the Conveyance, or the indemnifications of Sellers in Article 14 with respect thereto, any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically notified by Purchaser in accordance with the foregoing, shall be deemed to have been waived by Purchaser.
     5.4 Title Defect Value Determination. The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Purchaser in the Title Defect notices shall be determined based upon the criteria set forth below:
          (a) If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to unconditionally remove the lien from the affected Asset.
          (b) If the Title Defect asserted is that the Net Revenue Interest attributable to any Property is less than that stated in Exhibit B or the Working Interest attributable to any Well or Unit is greater than that stated in Exhibit B, then the Title Defect Value shall take into account the relative change in the interest from Exhibit B and the appropriate Allocated Value attributed to such Asset. If the Title Defect asserted is that the NRI attributable to any Property is less than the NRI set forth on Exhibit B, then the Title Defect Value is the product of the Allocated Value of the relevant Property, multiplied by a fraction, the numerator of which is the difference between such NRI set forth in Exhibit B and the actual NRI, and the denominator of which is such NRI set forth in Exhibit B.
          (c) If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in WI for which there is not a proportionate increase in NRI) for which the economic detriment to Purchaser is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Purchaser and Sellers, and such other facts as are necessary to make a proper evaluation.

          (d) If a Title Defect does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.
          (e) If the Title Defect affects an Asset that is not a Property shown on Exhibit B, and the loss of such Asset will prevent, interfere with, or increase the costs of, the continued operation or production from one or more Properties shown on Exhibit B (a “Defective Support Property”), such Title Defect shall be considered to affect the affected Asset and any Defective Support Property, and the Title Defect Value shall take into account the decrease in the Allocated Value for any applicable Defective Support Property.
          (f) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder, to the extent such costs or losses generate an adjustment to the Purchase Price.
          (g) Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells or Units or other Assets affected thereby.
     5.5 Remedies for Title Defects.
          (a) Sellers and Purchaser shall attempt to agree on a resolution with respect to any Title Defect prior to Closing. Sellers may, at their collective option, attempt to cure such Title Defect at any time prior to Closing. If such Title Defect has not been cured at or prior to Closing (or the Parties cannot agree upon whether or to what extent the Title Defect has been so cured), the applicable Asset shall be conveyed at Closing, subject to all uncured Title Defects, and the Purchase Price shall be reduced by Purchaser’s estimate of the Title Defect Value attributable to each applicable Title Defect, subject, however, to Section 5.5(d).
          (b) If any Title Defect is in the nature of (i) an unobtained consent to assignment which causes the assignment to be null or void, or (ii) a restriction on assignability, in each case, subject to Section 9.2(d), the affected Asset shall be excluded from the assignment at Closing and the Purchase Price shall be reduced by the Allocated Value attributable to such Asset.
          (c) If on or before Closing the Parties have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Title Defect or such Title Defect Value determined by an independent expert pursuant to Section 5.10.
          (d) Notwithstanding anything to the contrary in this Agreement, (i) if the value of a given individual Title Defect does not exceed $20,000, then no adjustment to the Purchase Price shall be made for such Title Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (exceeding $20,000) less Title Benefits (exceeding $20,000) plus Casualty Loss and plus Environmental Defect Amounts (exceeding $20,000) does not exceed two per cent (2%) of the Purchase Price prior to any adjustments thereto, then no adjustment of the Purchase Price shall be made therefor, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects (exceeding $20,000) less Title Benefits (exceeding $20,000) plus

Casualty Loss plus Environmental Defect Amounts (exceeding $20,000) does exceed two per cent (2%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted by the amount of such excess.
          (e) Sellers hereby agree to warrant and defend title to the Assets (and provide such warranty in the conveyance of the Assets provided to Purchaser at Closing) unto Purchaser, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Sellers, but not otherwise; subject, however, to the Permitted Encumbrances and the other matters set forth herein. Each Seller hereby assigns to Purchaser all rights, claims, and causes of action on title covenants and warranties given or made by such Seller’s predecessors (other than Affiliates of such Seller), and Purchaser is specifically subrogated to all rights which such Seller may have against its predecessors (other than Affiliates of such Seller), to the extent that such Seller may legally transfer such rights and grant such subrogation Claims by Purchaser under the special warranty of title shall not be subject to the thresholds or deductibles set forth in Section 5.5(d) and shall not be deemed to constitute Assumed Obligations.
     5.6 Remedies for Title Benefits.
          (a) If Sellers discover any Title Benefit during the Examination Period affecting the Assets, Sellers may notify the other Party in writing thereof on or before the expiration of the Examination Period. Such notice shall be similar to the notice of Title Defects to be provided by Purchaser pursuant to Section 5.3, mutatis mutandis. Subject to Section 5.5, Sellers shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 12.2 with respect to all Title Benefits, in an amount agreed upon by the Parties; provided, however, that if the aggregate upward adjustment to the Purchase Price determined in accordance with Section 5.5(d) does not exceed two percent (2%) of the Purchase Price prior to any adjustments thereto, then no adjustment to the Purchase Price shall be made for Title Benefits, and, if the aggregate upward adjustment to the Purchase Price determined in accordance with Section 5.5(d) does exceed two percent (2%) of the Purchase Price prior to any adjustments thereto, then the Purchase Price shall only be adjusted upward by the amount of such excess. For purposes of this Agreement, the term “Title Benefit” means Sellers’ interest in any Property listed on Exhibit B that is greater than or in addition to that set forth in Exhibit B (including, without limitation, an NRI that is greater than that set forth in Exhibit B) or Sellers’ WI in any Asset that is less than the WI set forth in Exhibit B (without a corresponding decrease in the NRI). Any matters that may otherwise constitute Title Benefits, but of which Purchaser has not been specifically notified by Sellers in accordance with the foregoing, shall be deemed to have been waived by Sellers for all purposes.
          (b) If the value of a Title Benefit shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the life of the affected Asset, the values placed upon the Title Benefit by Purchaser and Sellers, whether and to what extent the applicable instruments giving rise to the Title Benefit are filed in the records of any applicable Governmental Authority and would constitute notice to third Persons of the existence thereof under applicable Law, and such other facts as are necessary to make a proper evaluation. If a Title Benefit does not benefit an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the value of the Title Benefit. The value of a Title Benefit shall be determined without duplication of any amounts included in the value of another Title Benefit, to the extent such amounts generate an adjustment to the Purchase Price.
          (c) Sellers and Purchaser shall attempt to agree on a resolution with respect to any Title Benefit prior to Closing. If the Parties cannot agree upon any Title Benefit, or the value thereof, prior to Closing, the applicable Asset shall be conveyed at Closing and the Purchase Price shall be increased by Purchaser’s estimate of the value, if any, attributable to each Title Benefit, subject, however, to Section 5.6(a), and either Party shall have the right to elect to have the validity of such Title Benefit or the value thereof determined by an independent expert pursuant to Section 5.10.
     5.7 Casualty or Condemnation Loss.
          (a) Subject to the further terms of this Agreement, including the representations and warranties of Sellers made in Article 7, and the certificate to be delivered by each Seller pursuant to Section 12.4(e), Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear.
          (b) Subject to the provisions of Sections 10.5 and 10.6, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), and the loss as a result of such Casualty Loss individually or in the aggregate exceeds two percent (2%) of the Purchase Price, Purchaser shall nevertheless be required to close, and Sellers shall elect, by written notice to Purchaser prior to Closing, either (i) to cause the Assets affected by any Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Sellers’ sole cost, risk and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to indemnify Purchaser in a manner reasonably acceptable to Purchaser against any costs, losses, or expenses that Purchaser reasonably incurs to repair the Assets subject to any Casualty Loss. In each case, Sellers shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss, except to the extent the Parties otherwise agree in writing.
          (c) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets experiences a Casualty Loss, and the loss as a result of such Casualty Loss individually or in the aggregate is two percent (2%) or less of the Purchase Price, Purchaser shall nevertheless be required to close and Sellers shall, at Closing, pay to Purchaser all sums paid to Sellers by third Persons by reason of such Casualty Loss and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Sellers’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third Persons (other than Affiliates of any Seller, other than captive insurance Affiliates, and its and their directors, officers, employees and agents) arising out of the Casualty Loss.

     5.8 Limitations on Applicability. The right of Purchaser to assert a Title Defect and the Sellers to assert Title Benefits under this Article 5 shall terminate as of the Examination Period; provided there shall be no termination of Purchaser’s or Sellers’ rights under Section 5.5 with respect to any bona fide Title Defect properly reported in a Title Defect notice or bona fide Title Benefit claim properly reported in a Title Benefit notice on or before the end of the Examination Period. Thereafter, except as to Sellers’ title representation in Section 5.5(e), and the further terms of this Agreement, including the representations and warranties of Sellers made in Article 7, and the certificate to be delivered by each Seller pursuant to Section 12.4(e) in respect thereof, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, the Conveyance transferring the Assets from Sellers to Purchaser.
     5.9 Governmental Approvals Respecting Assets.
          (a) Purchaser, within thirty (30) days after Closing, shall file for approval with the applicable Government Authorities all assignment documents, designation or change of operator documents and other state and federal transfer documents required to effectuate the transfer of the Assets and the operatorship thereof, where applicable. Purchaser and Sellers further agree promptly after Closing to take all other actions reasonably required of them by Governmental Authorities having jurisdiction to obtain all requisite regulatory approvals with respect to the transactions contemplated hereby, and to use reasonable commercial efforts to obtain the approval by such Governmental Authorities, of Sellers’ assignment documents requiring approval of such Governmental Authorities in order for Purchaser to be recognized by the federal or state agencies as the owner, or, where applicable operator of the Assets.
          (b) Until all of the governmental approvals provided for in Section 5.9(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:
               (i) Sellers shall continue to hold record title to the affected Assets as nominee for Purchaser;
               (ii) Purchaser shall be responsible for all Assumed Obligations with respect to the affected Leases and other affected portions of the Assets as if Purchaser was the record owner of such Assets as of the Effective Time; and
               (iii) Sellers shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s written instructions, and Sellers shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the Assets other than those which arise as a result of an emergency where the failure to act may result in injury or damage to Persons or Assets or are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser.
          (c) If a Governmental Authority fails to grant approval within twenty-four (24) months after the Closing, Sellers may continue to hold record title to the affected Properties and other affected Assets as Purchaser’s nominee or, at Sellers’ sole option, they may terminate this Agreement and all of their obligations hereunder as to the affected Assets by giving sixty (60) days written notice to Purchaser. Upon such termination: (i) this Agreement shall be null and void and terminated only as to the affected Assets, (ii) Purchaser shall immediately re-convey and return to Sellers the conveyance documents and any and all other documents, materials and data previously delivered to Purchaser with respect to the Assets, and (iii) Sellers shall pay to Purchaser the Allocated Value of the affected Asset with adjustments thereto calculated in accordance with Section 12.2, without interest, attributable to the affected Assets from the Effective Time until such Assets are re-conveyed to Sellers.
     5.10 Independent Expert. Sellers and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Sellers and Purchaser are unable to agree by Closing, Purchaser’s estimate shall control for the purposes of Closing pursuant to Section 12.3, and the Title Defect Values and the value of any Title Benefits in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 5.10. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the applicable Assets are located, as selected by mutual agreement of Sellers and Purchaser within two (2) Business Days after Closing, and absent such agreement, by the Houston office of the American Arbitration Association (the “Title Arbitrator”); provided, however, if the Parties have not agreed upon a Person to serve as Title Arbitrator within such two (2) Business Day period, and Sellers or Purchaser have not, within five (5) Business Days thereafter, formally applied to the Houston office of the American Arbitration Association to choose the Title Arbitrator, Sellers shall be deemed to have waived their dispute of any applicable Title Defect Values and the values of any Title Benefits. The arbitration proceeding shall be held in Harris County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 5.4, 5.5 and 5.6 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including, without limitation, petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Values and Title Benefit values submitted by either Purchaser or Sellers and shall not be empowered to award damages, interest or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Parties with respect thereto. Sellers (collectively) and Purchaser (individually) shall each bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third Person consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Sellers and Purchaser of his award with respect to a Title Defect Value or a Title Benefit value, (a) Purchaser shall pay to Sellers the amount, if any, so awarded by the Title Arbitrator to Sellers, and (b) Sellers shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser.

ARTICLE 6
ENVIRONMENTAL MATTERS
     6.1 Assessment.
          (a) Upon notice to Sellers and subject to Section 6.1(b), Purchaser shall, subject to the provisions of Section 6.4(c), have the right to conduct an environmental assessment of all or any portion of the Assets (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm (the “Environmental Consultant”). The Assessment shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 6.4(c). Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets (“Invasive Activity”), Purchaser shall furnish for Sellers’ review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. Sellers may, in their sole and absolute discretion, refuse to permit any Invasive Activity, in which event the affected Asset, at the option of Purchaser, shall be removed from the Assets and the Purchase Price reduced by the Allocated Value thereof. In addition, if any of the proposed activities may unreasonably interfere with normal operation of the Assets, Sellers may request a reasonable modification of the proposed Invasive Activity. Sellers shall have the right to be present during any Assessment of the Assets and shall have the right, at their option and expense, to split samples with Purchaser. After completing any Assessment of the Assets, Purchaser shall, at its sole cost and expense, restore the Assets to their condition prior to the commencement of such Assessment (unless Sellers request otherwise) and shall promptly and properly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants, agents and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential until the Closing occurs (or in perpetuity, in the event that Closing does not occur), unless disclosure of any facts as a result of such Assessment is required under any applicable Laws (including Environmental Laws or Laws requiring disclosure of reasons for the termination of this Agreement in the event that Closing does not occur). Purchaser shall provide Sellers with one copy of the final product of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment or Invasive Activity conducted on the Assets. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser, Purchaser agrees that Sellers shall be the responsible Parties for disclosing such matters to the appropriate Governmental Authorities.
          (b) Purchaser acknowledges that the permission of the operator (if other than a Seller or its Affiliate) or another third Person may be required before Purchaser will be able to conduct an Assessment and that such permission may not be obtained. Sellers shall use reasonable efforts to obtain such permission for Purchaser. All inspections pursuant to this Section 6.1 shall be at Purchaser’s sole risk, cost, and expense. Purchaser agrees to comply with the rules, regulations and instructions issued by Sellers and other operators of the Assets regarding the actions of Purchaser while upon, entering, or leaving the Assets.

     6.2 Notice of Environmental Defects. In order to make a claim for an Environmental Defect pursuant to this Article 6, Purchaser must notify Sellers of such Environmental Defect on or before the expiration of the Examination Period. To be effective, such claim must (a) be in writing, (b) include a description of the Environmental Defect in sufficient detail to allow Sellers to assess the existence, nature and economic significance of the Environmental Defect, (c) identify the specific Asset affected by such Environmental Defect, (d) attach such supporting documentation as is in the possession of Purchaser, and (e) include the value of such Environmental Defect as determined by Purchaser; provided, however, an alleged failure to comply with subsections (a) through (e) shall not cause such notice to be invalid or any Environmental Defect to be waived in any respect if the defect notice is reasonably sufficient to provide notice to Sellers of the existence and general nature of the alleged Environmental Defect. Without limiting the representations and warranties of Sellers set forth in Article 7 (or the certificates to be delivered by Sellers at Closing pursuant to Section 12.4) or the indemnifications of Sellers in Article 14 with respect thereto, any matters that may otherwise constitute Environmental Defects, but for which Purchaser has not asserted a claim in accordance with the foregoing, and which are specifically described in the report generated by the Environmental Consultant shall be deemed to have been waived by Purchaser.
     6.3 Environmental Defect Value Determination. The value attributable to each Environmental Defect (the “Environmental Defect Value”) that is asserted by Purchaser in the Environmental Defect notices shall be determined based upon the criteria set forth below:
          (a) If Purchaser and Sellers agree on the value of the Environmental Defect, that amount shall be the Environmental Defect Value.
          (b) The Environmental Defect Value shall include the amount required to remove or remediate the Environmental Defect and otherwise rehabilitate or restore the affected Asset, such that it is in compliance with Environmental Laws, together with any fines, penalties, fees, damages, losses, or other amounts due, or alleged to be due, to a third Person with respect to the alleged Environmental Defect and the effect of any applicable limitation on the use or operation of the affected Asset due to the Environmental Defect imposed by a Governmental Authority or due to any remediation or other curative response.
          (c) The Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Purchase Price.
     6.4 Remedies for Environmental Defects.
          (a) Sellers and Purchaser shall attempt to agree on a resolution with respect to any Environmental Defect prior to Closing. Sellers may, at their collective option (and at their sole cost, risk, and expense), attempt to cure such Environmental Defect at any time prior to Closing. For each claim asserted by Purchaser for an Environmental Defect, with respect to which the Parties cannot agree upon the Environmental Defect or the Environmental Defect Value (or whether or to what extent the Environmental Defect has been cured or remediated), at the sole option of Purchaser, (i) Sellers shall deliver to Purchaser a written indemnity agreement, in form and substance reasonable satisfactory to Purchaser, under which Sellers agree to fully, jointly and severally indemnify Purchaser from any and all losses, costs, expenses, claims and damages (including diminution in value) arising out of, or resulting from, such Environmental Defect (in which case there shall be no reduction in the Purchase Price), provided that such indemnification obligation shall be limited to the Allocated Value for the affect Asset, or (ii) the Purchase Price shall be reduced by the Environmental Defect Value with respect to each Environmental Defect (or, subject to Section 6.5, in the event that the Parties to not agree upon the existence of an Environmental Defect, or the Environmental Defect Value with respect thereto, Purchaser’s estimate of the Environmental Defect), provided that such reduction in the Purchase Price shall not exceed the Allocated Value for the affected Asset. Notwithstanding the foregoing, in the event that the aggregate of all Environmental Defects affecting an Asset exceeds the Allocated Value of such Asset, such Asset shall be removed the from the transactions contemplated by this Agreement and the Purchase Price shall be reduced by the Allocated Value of the Assets, subject to Section 6.5.
          (b) If on or before Closing the Parties have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, either Party shall have the right to elect to have the validity of such Environmental Defect or such Environmental Defect Value determined by an independent expert pursuant to Section 6.5.
          (c) Notwithstanding anything to the contrary in this Agreement, any adjustment to the Purchase Price for Environmental Defects shall be subject to Section 5.5(d).
          (d) Without limitation of the rights of Purchaser pursuant to this Article 6, Purchaser acknowledges that the Assets have been used for exploration, development and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances (as defined in applicable Environmental Laws) or naturally occurring radioactive materials (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms. The wells, materials and equipment located on the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, hazardous substances, and NORM from the Assets.
     6.5 Independent Environmental Expert. Sellers and Purchaser shall attempt to agree on all Environmental Defect Values prior to Closing. If Sellers and Purchaser are unable to agree by Closing, unless the applicable Asset is excluded pursuant to Section 6.4(a), Purchaser’s estimate shall control for the purposes of Closing pursuant to Section 12.3, and the Environmental Defect Values in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.5. There shall be a single arbitrator, who shall be a reputable environmental consultant or engineer with at least ten (10) years experience in corrective environmental action regarding oil and gas properties in the state in which the Assets that are the subject of the dispute are located, as selected by agreement of Sellers and Purchaser within five (5) Business Days after Closing, and absent such agreement, by the Houston office of the

American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Harris County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Environmental Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in Section 6.3 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defect Values submitted by either Purchaser or Sellers and shall not be empowered to award damages, interest or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases and indemnify and hold harmless the other Party with respect thereto. Sellers (collectively) and Purchaser (individually) shall each bear one-half of the costs and expenses of the Environmental Arbitrator, including any costs incurred by the Environmental Arbitrator that are attributable to such third Person consultation. Within ten (10) days after the Environmental Arbitrator delivers written notice to Sellers and Purchaser of his award with respect to an Environmental Defect Value and the aggregate of all Environmental Defect Values attributable to the affected Asset is less than the Allocated Value for the affected Asset, then Sellers shall convey the affected Assets to Purchaser, and Purchaser shall pay to Sellers the amount by which the Purchase Price was reduced with respect to such affected Assets at Closing, less the amount of any applicable Environmental Defect Values. If the Environmental Arbitrator delivers written notice to Sellers and Purchaser that his award with respect to an Environmental Defect exceeds the Allocated Value for such affected Asset, or the aggregate of all Environmental Defect Values affecting such Asset exceed the Allocated Value for such Asset, then the affected Asset shall be excluded from the contemplated transaction (and shall constitute an Excluded Asset) and neither Party shall have any liability to the other with respect to the Asset. With respect to any Asset affected by an Environmental Defect that was conveyed to Purchaser at Closing, within ten (10) days after the Environmental Arbitrator delivers written notice to Sellers and Purchaser of his award with respect to the applicable Environmental Defect Value, Purchaser shall pay to Sellers the amount, if any so awarded by the Environmental Arbitrator to Sellers, and Sellers shall pay to Purchaser the amount, if any, so awarded by the Environmental Arbitrator to Purchaser.
     6.6 Access Indemnity. THE PARTNERSHIP HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS RESULTING FROM ANY DUE DILIGENCE ACTIVITY CONDUCTED BY THE PARTNERSHIP OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM THE NEGLIGENCE OR STRICT LIABILITY OF SELLERS, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

ARTICLE 7
SELLERS’ REPRESENTATIONS AND WARRANTIES
     Subject to the provisions of this Article 7, each Seller severally represents and warrants to the QR Parties as follows:
     7.1 Organization and Standing. Each of QRA, QAB and QAC is a limited partnership, duly organized, validity existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the states where the Assets are located. Black Diamond is a limited liability company, duly organized, validity existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the states where the Assets are located.
     7.2 Legal Power. Each Seller has all requisite power and authority to own the Assets to carry on its business as presently conducted, and to enter into and perform this Agreement (and all documents required to be executed and delivered by such Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).
     7.3 Authorization and Enforceability. The execution, delivery and performance by each Seller of this Agreement (and all documents required to be executed and delivered by such Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement constitutes (and, at Closing, such documents shall constitute) each Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     7.4 Liability for Broker’s Fees. Sellers have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Purchaser shall have any responsibility.
     7.5 No Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Sellers, threatened against any Seller (or any Affiliate thereof) by any third Person or other Seller.
     7.6 Litigation. Except as set forth on Schedule 7.6, (a) no Seller has received a written claim or written demand notice that has not been resolved and that would materially adversely affect the Assets; and (b) there are no actions, suits, governmental investigations, written governmental inquiries or proceedings pending or, to the knowledge of Sellers, threatened in writing against any Seller or any of the Assets, in any court or by or before any Governmental Authority or arbitrator with respect to the Assets or that would affect the Seller’s ability to consummate the transactions contemplated by this Agreement, or materially adversely affect the Assets.
     7.7 Insurance. Sellers maintain, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage described on Schedule 7.7.

     7.8 No Liens. Except for Permitted Encumbrances, the Assets will be conveyed to Purchaser at the Closing free and clear of all liens and encumbrances.
     7.9 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority outstanding against any Seller or any Asset that would be reasonably expected to materially interfere with the operation of the Assets or impair Sellers’ ability to consummate the transactions contemplated by this Agreement.
     7.10 Accuracy of Information. Sellers make no representations regarding the accuracy of any of the Background Materials. The “Background Materials” are the data room materials and other materials made available to Purchaser by Sellers or Sellers’ representatives, including documents and oral information reflecting: (a) indices, compilations or summaries of other documents; (b) reserve estimates, engineering, geological, geophysical or other interpretive information; or (c) projections, predictions or other estimation of future events. The Background Materials include files, or copies thereof, that Sellers have used in their normal course of business. The estimates and projections provided to the Purchaser (including those provided to Tudor, Pickering, Holt & Co., LLC, the financial advisor to the Conflicts Committee), by the Sellers as part of the Purchaser’s review in connection with this Agreement have a reasonable basis and are consistent with the Sellers’ current expectations.
     7.11 Compliance with Law. To Sellers’ knowledge, Sellers’ ownership and the operation of the Assets is in compliance with all applicable Laws, and no Seller has received written notice of a material violation of any Law, or any judgment, decree or order of any court, applicable to the its business or operations which remains uncured, and which would, in the aggregate, have a material adverse effect on the Assets (taken as a whole).
     7.12 Calls on Production. Except as set forth on Schedule 7.12, there are no calls on or preferential rights to purchase production from the Assets, take-or-pay payments, advance payment, or other arrangements whereby Purchaser will not receive full payment for production delivered, and no Property is subject to penalties on allowables due to production in excess of allowables.
     7.13 Material Agreements. All Material Agreements are listed on Exhibit C. Each Material Agreement is in full force and effect and represents the legal, valid and binding obligation of each Seller that is party thereto, enforceable in accordance with its terms. No Seller and, to the knowledge of Sellers, no other party, is in breach of any Material Agreement, and no Seller has received or delivered a written notice of default or breach with respect to any Material Agreement. Prior to the date of this Agreement, Sellers have made available to Purchaser or its representatives true and complete copies of each Material Agreement and all amendments or modifications thereto.
     7.14 Hydrocarbon Sales Contracts. The Hydrocarbon sales contracts for the sale of production from the Assets are listed on Schedule 7.14.
     7.15 Suspense Revenues. To Sellers’ knowledge, Schedule 7.15 sets forth the dollar amount of the revenues of any Seller, and any third Person, with respect to Assets that are operated by any Seller or any Affiliate thereof, that are in suspense.

     7.16 Royalties and Rentals. To Sellers’ knowledge, all bonuses, delay rentals, minimum royalties and royalties, other than suspended royalties, with respect to the Assets have been timely paid in accordance with applicable Leases and Laws.
     7.17 Permits. With respect to Assets for which any Seller is the operator, Sellers have and are maintaining all material permits, licenses, approvals and consents from appropriate Governmental Authorities to conduct operations on such Assets (collectively, “Permits”). To Sellers’ knowledge, the Assets are in compliance with applicable Laws, Permits, rules, regulations, ordinances and orders.
     7.18 Imbalances. Except as set forth on Schedule 7.18, there are no wellhead imbalances or other imbalances attributable to the Assets. No Seller has received a notice from an applicable operator that an imbalance constitutes all of such Seller’s (or its Affiliate’s) share of ultimately recoverable reserves in any balancing area.
     7.19 Preferential Rights and Transfer Requirements. Except as set forth on Schedule 7.19, there are no Preferential Rights or Transfer Requirements attributable or with respect to any of the Assets.
     7.20 No Conflicts. The execution, delivery, performance and consummation of this Agreement (and the transactions contemplated hereby) does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which any Seller is a party or by which any Seller or any of the Assets is bound (including the governing documents of such Seller); (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which any Seller is a party or by which any Seller or any of the Assets is bound; or (c) result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting any Seller or the Assets.
     7.21 Consents and Approvals. Subject to Section 5.9, no filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by any Seller of this Agreement (other than existing permits and other existing approvals).
     7.22 Taxes and Assessments.
          (a) Each material Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) required to be filed by any Seller with respect to the Assets has been timely and properly filed and all Taxes with respect to the Assets have been timely and properly paid. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

          (b) No Seller has received written notice of any pending claim against any Seller (which remains outstanding) from any applicable Governmental Authority for assessment of Taxes with respect to the Assets.
          (c) No Asset is subject to a Tax partnership agreement or provision requiring a partnership income Tax Return to be filed under applicable Law.
          (d) There are no Tax liens on any of the Assets except for Permitted Encumbrances.
     7.23 Wells and Equipment. Except as set forth on Schedule 7.23:
          (a) all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements;
          (b) there are no Wells located on the Assets that (i) any Seller or its Affiliate is currently obligated by any Laws or contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with Laws; and
          (c) except as would not, individually or in the aggregate have a material adverse effect on the Assets (taken as a whole), (i) all currently producing Wells and Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion; and recompletion, stimulation, or other operations on, with respect to, or affecting the Properties, and (ii) Sellers (or the applicable operator) have all easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance with all applicable Laws;
     7.24 Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding authorities for expenditure which are binding on the Assets and which Sellers reasonably anticipate will individually require expenditures by Sellers (collectively) or their successors in interest from and after the Effective Time in excess of One Hundred Thousand Dollars ($100,000), other than as shown on Schedule 7.24. Schedule 7.24 contains a true, correct, and complete list of all Leases which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of Sellers (other than continued production in paying quantities) on or before a date that is sixty (60) days after the Closing Date.
     7.25 Investment. Sellers are not acquiring the Unit Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto in violation of the Securities Act of 1933, as amended, or any state securities laws. Sellers are familiar with investments of the nature of the Unit Consideration, understand that this investment involves substantial risks, have adequately investigated the Partnership and the Unit Consideration, and have substantial knowledge and experience in financial and business matters such that they are capable of evaluating, and have evaluated, the merits and risks inherent in acquiring the Unit Consideration, and are able to bear the economic risks of such investment. Sellers have had the opportunity to visit with the Partnership and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, have received all materials, documents and other information that Sellers deem necessary or advisable to evaluate the Partnership and the Unit Consideration, and have made their own independent examination, investigation, analysis and evaluation of the Partnership and the Unit Consideration, including their own estimate of the value of the Unit Consideration. Sellers have undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as Sellers deem adequate. Sellers acknowledge that the Unit Consideration have not been registered under applicable federal and state securities laws and that such Unit Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws, and that the certificates representing such Unit Consideration will bear a legend to the foregoing effect.
ARTICLE 8
QR PARTIES’ REPRESENTATIONS AND WARRANTIES
     Subject to the provisions of this Article 8, Purchaser or Partnership, as applicable, represents and warrants to Sellers as follows:
     8.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date will be duly qualified to carry on its business in each State where the Assets are located and in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this agreement. Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and on the Closing Date will be duly qualified to carry on its business in each State where the Assets are located and in each State where failure to be so qualified could reasonably be expected to adversely affect the Assets or consummation of the transactions contemplated by this Agreement.
     8.2 Power. Each QR Party has all requisite power and authority to carry on its business as presently conducted and to execute, deliver and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing). The execution, delivery and performance of this Agreement (and such documents) and the consummation of the transactions contemplated hereby (and thereby) will not violate, or be in conflict with, any material provision of any QR Party’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to such QR Party.
     8.3 Authorization and Enforceability. The execution, delivery and performance by each QR Party of this Agreement (and all documents required to be executed and delivered by any QR Party at Closing), and the consummation of the transactions contemplated hereby (and thereby), have been duly authorized by all necessary action on behalf of such QR Party. This

Agreement constitutes (and, at Closing, such documents shall constitute) such QR Party’s legal, valid and binding obligation, enforceable against such QR Party in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     8.4 Liability for Brokers’ Fees. No QR Party has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which any Seller shall have any responsibility whatsoever.
     8.5 Litigation. There is no action, suit, proceeding, claim or investigation by any Person or Governmental Authority that impedes or is likely to impede any QR Party’s ability to consummate the transactions contemplated hereby and to assume the liabilities to be assumed by such QR Party under this Agreement, including, without limitation, the Assumed Obligations.
     8.6 Securities Law, Access to Data and Information. Purchaser is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Purchaser understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Purchaser acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable State securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Purchaser’s own account for the purpose of investment and not with a view to resale, distributions or granting a participation therein in violation of any securities Laws.
     8.7 Purchaser’s Evaluation.
          (a) Purchaser is experienced and knowledgeable in the oil and gas business and is aware of its risks. Purchaser has been afforded the opportunity to examine the Background Materials. Except for the representations and warranties of Sellers contained in this Agreement, Purchaser acknowledges and agrees that neither Sellers, nor Sellers’ representatives, have made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or any other information relating to the Assets furnished or to be furnished to Purchaser or its representatives by or on behalf of Sellers, including, without limitation any estimate with respect to the value of the Assets, estimates of reserves, estimates or any projections as to events that could or could not occur, future operating expenses, future workover expenses and future cash flow.
          (b) In entering into this Agreement, Purchaser acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Purchaser’s representatives have visited, or, prior to Closing will visit, the offices of Sellers and have been given (or, prior to Closing will be given) opportunities to examine the Background Materials. Except as expressly provided in this

Agreement, Sellers shall not have any liability to Purchaser or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Background Materials or other information relating to the Assets provided by or on behalf of Sellers.
ARTICLE 9
COVENANTS AND AGREEMENTS
     9.1 Covenants and Agreements of Sellers. Sellers covenant and agree with the QR Parties as follows:
          (a) Operations Prior to Closing. From the date of execution hereof to the Closing, Sellers will operate the Assets in a good and workmanlike manner consistent with past practices. From the date of execution of this Agreement to the Closing Date, Sellers shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. Except for the Capital Projects (which in all cases are deemed approved by Purchaser), Sellers will notify Purchaser of ongoing activities and major capital expenditures in excess of $25,000.00 per activity net to Sellers’ collective interests conducted on the Assets.
          (b) Restriction on Operations. Subject to Section 9.1(a), unless Sellers obtain the prior written consent of Purchaser to act otherwise, Sellers will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements: (i) not to abandon any part of the Assets (except in the ordinary course of business or the abandonment of Lease(s) upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) except for Capital Projects, Sellers will notify Purchaser of, and will not commit to, any operation or activity involving the Assets that is reasonably anticipated to result in costs and expenses to the owner of the applicable Asset (net to Sellers’ collective interests) of at least Twenty-Five Thousand Dollars ($25,000) per activity (excepting emergency operations, operations required under presently existing contractual obligations disclosed pursuant to Section 7.24 and ongoing commitments under existing AFE’s disclosed pursuant to Section 7.24), (iii) not to convey or dispose of any part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into, materially amend, terminate, or extend any new farmout, farmin or other similar contract affecting the Assets, (iv) not to let lapse any insurance now in force with respect to the Assets, (v) not to modify or terminate any contract relating to the operation of the Assets, (vi) not to grant or create any preferential right to purchase, right of first negotiation, right of first purchase, Transfer Restriction or similar right, obligation or requirement with respect to the Assets; (vii) not to incur any material indebtedness or take, or fail to take, any action that would cause a lien or encumbrance to arise or exist with respect to the Assets; and (viii) not to agree to do any of the foregoing.
          (c) Marketing. Unless Seller obtains the prior written consent of Purchaser to act otherwise, Seller will not enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term beyond December 31, 2011.
          (d) Consents. For the purpose of obtaining the written consents required in this Section 9.1, Purchaser designates the following contact person:

Name:	Paul Geiger
Address:	1401 McKinney Street, Suite 2400
Houston, Texas 77010
Telephone:	713-452-2260
Fax:	713-452-2261
Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.
          (e) Notices of Claims. Seller shall promptly notify Purchaser, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding relating to the Assets or written notice of any material breach or default under any Material Agreement.
          (f) Compliance with Laws. During the period from the date of execution of this Agreement through the Closing Date, Seller shall use good faith efforts to comply in all material respects with all applicable Laws, statutes, ordinances, rules, regulations and orders relating to the Assets.
          (g) Enforcement of Third Party Provisions. To the extent pertaining to the Assets and the period of time from and after the Effective Time, Sellers shall, at Purchaser’s request, use reasonable efforts to enforce, for the benefit of Purchaser, at Purchaser’s cost and expense, all of Sellers’ rights against third Persons under any warranties, guarantees or indemnities given by such third Persons.
     9.2 Covenants and Agreements of the Parties. The Parties covenant and agree with each other as follows:
          (a) Confidentiality. All data and information, whether written or oral, obtained from Sellers in connection with the transactions contemplated hereby, including the Records and Background Materials, whether obtained by Purchaser before or after the execution of this Agreement, and data and information generated by Purchaser based on data or information obtained from Sellers in connection with the transactions contemplated hereby (collectively, the “Information”), is deemed by the Parties to be confidential. Until the Closing (and for a period of one year after September 1, 2011, if Closing should not occur for any reason), except as required by Law, Purchaser and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, and all Information, except any Information which: (i) at the time of disclosure to Purchaser by Sellers is in the public domain; (ii) after disclosure to Purchaser by Sellers becomes part of the public domain by publication or otherwise, except by breach of this commitment by Purchaser; (iii) Purchaser can establish was rightfully in Purchaser’s possession at the time of disclosure to Purchaser by Sellers; (iv) Purchaser rightfully received from third Persons free of any obligation of confidence; (v) is developed independently by Purchaser without the Information, provided that the Person or Persons developing the data shall not have had access to the Information; or (vi) the disclosure of which is reasonably necessary in order to comply with applicable Transfer Requirements or Preferential Rights, notices required to be given under applicable contracts or to seek approvals and consents of Governmental Authorities for the conveyance of any Assets or the transactions contemplated hereby.
          (b) Return of Information. If Closing does not occur and this Agreement is terminated, if Sellers so request at any time, Purchaser shall: (i) return to Sellers all copies of the Information in possession of Purchaser obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to this Section 9.2; and (ii) destroy any and all notes, reports, studies or analyses based on, or incorporating, the Information. The terms of Section 9.2 shall survive termination of this Agreement.
          (c) Injunctive Relief. Purchaser agrees that Sellers will not have an adequate remedy at law if Purchaser violates any of the terms of Sections 9.2(a) and (b). In such event, Sellers will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 9.2(a) and/or (b), or to obtain specific enforcement of such terms.
          (d) Preferential Purchase Rights and Transfer Requirements.
               (i) Purchaser’s purchase of the Assets is expressly subject to all validly existing and applicable Preferential Rights and Transfer Requirements. Promptly after the date hereof, Sellers shall prepare and send notices to holders of any Preferential Rights and Transfer Restrictions (which notices shall be in form and substance reasonably satisfactory to Purchaser), and otherwise initiate all procedures which in Sellers’ good faith judgment are reasonably required to comply with or obtain the waiver of all Preferential Rights and Transfer Requirements with respect to the transactions contemplated by this Agreement. Sellers shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preferential Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.
               (ii) Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 12. The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preferential Right (a “Preferential Asset”) or that becomes a Retained Asset shall be the Allocated Value for such Asset. If a Preferential Asset or a Retained Asset affects only a portion of an Asset and a portion of the Purchase Price has not been allocated specifically to such portion of an Asset on the Allocation Schedule, then the portion of the Purchase Price to be allocated to such Preferential Asset or Retained Asset shall be determined in a reasonable manner taking into account the net acreage (or net acre feet, as appropriate) that the portion of such Asset affected by such Preferential Asset or Retained Asset bears to the net acreage (or net acre feet, as appropriate) in the entire Asset.
               (iii) If the holder of a Preferential Right who has been offered a Preferential Asset pursuant to Section 9.2(d)(i) elects prior to Closing to purchase such Preferential Asset in accordance with the terms of such Preferential Right, and Seller and Purchaser receive written notice of such election prior to the Closing, such Preferential Asset will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preferential Asset pursuant to Section 9.2(d)(ii).
               (iv) In the event:
                    (A) a third Person brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preferential Right;
                    (B) a third Person fails to exercise or waive its Preferential Right prior to Closing, and the time for the exercise or waiver thereof pursuant to the terms of the instrument creating such Preferential Right has not expired; or
                    (C) an Asset is subject to a Transfer Requirement that has not been expressly waived or otherwise satisfied prior to the Closing Date, then, unless otherwise agreed by Sellers and Purchaser, the Asset or portion thereof affected by such Preferential Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which is allocated to such Retained Asset pursuant to Section 9.2(d)(ii); provided, however, that, in the event that a Retained Asset is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unwaived Transfer Requirement, Purchaser and Seller shall continue after Closing to use commercially reasonable efforts to obtain the waiver or consent required under the Transfer Requirement so that such Asset may be transferred to Purchaser upon receipt of such consent and waiver, and, if permitted pursuant to applicable Law and agreement, Sections 5.9(b) and 5.9(c) shall apply with respect to such Asset as though such Asset was subject to unobtained governmental approvals.
               (v) Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the Transfer Requirement has been satisfied, the time for exercising the Preferential Right has expired (without exercise or any action, or threat of action, to enforce such Preferential Right) or the suit, action or other proceeding, if any, referenced in clause (iv)(A) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement, and Sellers obtain a waiver of or notice of election not to exercise or otherwise satisfy all remaining Preferential Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section. At the delayed Closing, Purchaser shall pay Sellers a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Article 3 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Assets, then such Retained Asset shall be eliminated from the Assets and this Agreement unless

Purchaser elects to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection and shall be obligated to indemnify the Seller Indemnitees for all claims, losses and damages with respect to non-compliance with such Preferential Rights and Transfer Requirements related to such Retained Asset.
               (e) Sellers acknowledge that the QR Parties and their Affiliates may be required to include statements of revenues and direct operating expenses and other financial information relating to the Assets (“Financial Statements”) in documents filed with the Securities and Exchange Commission (the “SEC”) by the QR Parties and their Affiliates pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and that such Financial Statements may be required to be audited. In that regard, Sellers shall provide the QR Parties reasonable access to such records (to the extent such information is available) and personnel of Sellers as the QR Parties may reasonably request to enable the QR Parties, and their representatives and accountants, at the QR Parties’ sole cost and expense, to create and audit any Financial Statements that the QR Parties deem necessary. Sellers shall consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of any QR Party or its Affiliates to be filed with the SEC in which such QR Party or Affiliate reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Securities Exchange Act of 1934, as amended. Upon request of any QR Party, Sellers shall request the external audit firm that audits the Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document. Sellers shall provide the QR Parties and their independent accountants with access to (i) any audit work papers of Sellers’ independent accountants and (ii) any management representation letters provided by Sellers to Sellers’ independent accountants.
ARTICLE 10
SELLERS’ CONDITIONS TO CLOSE
     The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers (collectively), to the fulfillment at or prior to the Closing of each of the following conditions:
     10.1 Representations. The representations and warranties of Purchaser and of the Partnership herein contained shall be true and correct in all material respects as of the Closing Date as though made on and as of such date.
     10.2 Performance. Each of Purchaser and the Partnership shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.
     10.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by a Seller or any Affiliate of any Seller.

     10.4 Execution and Delivery of the Closing Documents. Purchaser and the Partnership shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Sellers all closing documents described in Section 12.5.
     10.5 Adjustments. The net sum of all upward or downward adjustments to the Purchase Price to be made at Closing pursuant to Sections 12.2(c)(i), 12.2(d)(i), and 12.2(d)(iv) shall be less than ten percent (10%) of the Purchase Price, prior to any adjustments thereto.
     10.6 Sellers’ Advisory Committee. Sellers shall have received a waiver, consent or approval of any conflict of interest arising from this Agreement or the transactions contemplated hereby in a form satisfactory to Sellers in their sole and complete discretion from Sellers’ Advisory Committee.
     10.7 Financing. Sellers shall have received commitments from the Administrative Agent, as such term is defined in each of the Sellers’ Credit Facilities, that Sellers’ Credit Facilities, which will be supported by Sellers’ retained assets after Closing, will be amended in form and substance satisfactory to Sellers in their sole and complete discretion.
     10.8 Registration Rights Agreement. Sellers and the Partnership shall have executed and delivered a registration rights agreement providing for the registration under the Securities Act of the Unit Consideration and the common units of the Partnership issuable upon conversion of the Unit Consideration, in form and substance mutually acceptable to Sellers and the Partnership (the “Registration Rights Agreement”).
ARTICLE 11
THE QR PARTIES’ CONDITIONS TO CLOSE
     The obligations of the QR Parties to consummate the transactions provided for herein are subject, at the option of the QR Parties (collectively), to the fulfillment at or prior to the Closing of each of the following conditions:
     11.1 Representations. The representations and warranties of all Sellers herein contained shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or material adverse effect), as of the Closing Date as though made on and as of such date, other than representations and warranties that refer to a specified date, which need only be true and correct as of such date.
     11.2 Performance. Sellers shall have performed in all material respects (and in all respects, in the case of obligations, covenants and agreements qualified by materiality) all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.
     11.3 Pending Matters. No suit, action or other proceeding shall be pending or threatened, and no injunction, order or award shall have been issued, that seeks to restrain, enjoin or otherwise prohibit, or recover material damages with respect to, the consummation of the transactions contemplated by this Agreement, excluding any such matter initiated by Purchaser or any of its Affiliates.

     11.4 Execution and Delivery of the Closing Documents. Sellers shall have executed, acknowledged and delivered, or shall stand ready to execute, acknowledge and deliver, as appropriate, to Purchaser all closing documents described in Section 12.4.
     11.5 Adjustments. The net sum of all upward or downward adjustments to the Purchase Price to be made at Closing pursuant to Sections 12.2(c)(i), 12.2(d)(i), and 12.2(d)(iv) shall be less than ten percent (10%) of the Purchase Price, prior to any adjustments thereto.
     11.6 Financing. Purchaser shall have received commitments from the Administrative Agent, as such term is defined in Purchaser’s Credit Facility, that Purchaser’s Credit Facility, which will be supported by Sellers’ asset base after Closing, will be amended in form and substance satisfactory to Sellers in their sole and complete discretion.
     11.7 Registration Rights Agreement. Sellers and the Partnership shall have executed and delivered the Registration Rights Agreement.
     11.8 Transferred Derivatives. The option, swap, hedge, collar, and other derivative contracts and agreements listed on Exhibit C (the “Transferred Derivatives”) shall have been novated to Purchaser, or Purchaser and the applicable counterparty shall be standing by to novate such Transferred Derivatives upon the occurrence of Closing, on substantially the same terms as the Transferred Derivatives exist as of the date of this Agreement. Exhibit C describes the Transferred Derivatives with a listing of the “contract references” by counterparty for each of the confirms which Sellers currently are a party to relating to the Assets. The corresponding ISDA Master Agreements will also be novated by Seller as part of the Closing.
     11.9 Reconveyance. Quantum Resources B, LP and Quantum Resources C, LP shall have reconveyed to Sellers, or otherwise terminated or cancelled, all net profits overriding royalty interests, net profits interests, or other interests owned by or on behalf of such Persons in the Properties.
ARTICLE 12
THE CLOSING
     12.1 Time and Place of the Closing. If the conditions referred to in Articles 10 and 11 have been satisfied or waived in writing, and subject to any extensions provided for herein, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins, LLP, whose address is 811 Main Street, Suite 3700, Houston, TX 77002, at 10:00 a.m. Central Time on October 3, 2011, or if all such conditions have not been satisfied or waived by that date, then two (2) Business Days after all such conditions have been satisfied or waived (the “Closing Date”).
     12.2 Adjustments to Purchase Price at the Closing.
          (a) All adjustments to the Purchase Price shall be made (i) according to the factors described in this Agreement, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.

          (b) For the purposes of this Agreement, the term “Property Costs” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (other than Excluded Taxes), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question; provided, however, that Property Costs shall not include and liabilities, losses, costs and expenses arising attributable to: (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business); (ii) violation of any Law (or private cause or right of action under any Law); (iii) environmental damage or liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment under applicable Environmental Law; (iv) title and environmental claims (including claims that Leases have terminated); (v) claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates; (vi) gas balancing and other production balancing obligations; (vii) Casualty Loss; and (viii) any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.
          (c) At the Closing, the Purchase Price shall be increased by the following amounts:
               (i) all upward Purchase Price adjustments for Title Benefits determined in accordance with Article 5;
               (ii) the amount of any Property Costs incurred and paid by any Seller that are attributable to the period from and after the Effective Time, except costs already deducted in the determination of proceeds pursuant to Section 12.2(d)(iii);
               (iii) to the extent not covered in the preceding clause (ii), an amount equal to all prepaid expenses to the extent attributable to the Assets after the Effective Time that were paid by or on behalf of Sellers, including without limitation, prepaid drilling or completion costs, applicable insurance costs and prepaid utility charges;
               (iv) the value of all merchantable oil in storage at the Effective Time, which is sold and which is attributable to the Assets and paid to Purchaser, such value to be the actual price received less Taxes and royalties paid by Purchaser;
               (v) the amount owed by a third Person to any Seller for imbalances by an amount equal to the product of the MMBtu volume associated with such imbalance and $4/MMBtu for the well and pipeline gas imbalances existing as of the Effective Time;

               (vi) any other amount provided for in this Agreement or agreed upon in writing by Purchaser and Sellers.
          (d) At the Closing, the Purchase Price shall be decreased by the following amounts:
               (i) the value allocated to any Retained Asset pursuant to Section 9.2(d);
               (ii) the amount of any Property Costs and other costs and expenses that are paid by Purchaser, but are attributable to the period prior to the Effective Time;
               (iii) proceeds received and retained by any Seller or its Affiliates (net of applicable Taxes (other than Excluded Taxes) and royalties paid or to be paid by any Seller and that are not otherwise reimbursed to any Seller or its Affiliate by a third Person purchaser of production) that are attributable to production from the Assets after the Effective Time, together with any other income earned with respect to the Assets from and after the Effective Time, excluding the effects of any futures, options, swaps, or other derivatives;
               (iv) all downward Purchase Price adjustments for Title Defects, Environmental Defects, and Casualty Loss determined in accordance with Articles 5 and 6;
               (v) the amount of all royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from or attributable to the Properties or the proceeds thereof to third Persons but held in suspense by or on behalf of any Seller or its Affiliate at Closing, and any interest accrued in escrow accounts for such suspended funds, to the extent such funds are not transferred to Purchaser’s control at Closing;
               (vi) the amount owed by any Seller to any third Person for imbalances by an amount equal to product of the MMBtu volume associated with such imbalance and $4/MMBtu for the well and pipeline gas imbalances existing as of the Effective Time;
               (vii) the amount of all third Person cash call payments received by any Seller or its Affiliate, to the extent applying to the ownership or operation of the Assets from and after the Effective Time; and
               (viii) any other amount provided for in this Agreement or agreed upon in writing by Sellers and Purchaser.
     The adjustments described in this Section 12.2 are hereinafter referred to as the “Purchase Price Adjustments.”
     12.3 Closing Statement; Post-Closing Adjustment.
          (a) Not later than three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser a statement of the estimated Purchase Price Adjustments taking into account the foregoing principles, and using and based upon the best information available to Sellers (the “Statement”). At the Closing, the Partnership shall pay the Purchase

Price, as adjusted by the estimated Purchase Price Adjustments reflected on the Statement, subject to Sections 5.10 and 6.5.
          (b) As soon as reasonably practicable after the Closing but not later than the later to occur of the one hundred and twentieth (120th) day following the Closing Date or the date on which the Title Arbitrator and Environmental Arbitrator have resolved all outstanding disputes with respect to Title Defects and Environmental Defects, Sellers shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price and showing the calculation of each adjustment under Section 12.2, based on the most recent actual figures for each adjustment. Sellers shall make such reasonable documentation as is in Sellers’ possession available to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Sellers, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement. If Purchaser does not deliver such report to Sellers on or before the end of such thirty (30) day period, Purchaser shall be deemed to have agreed with Sellers’ statement, and such statement shall become binding upon the Parties.
          (c) The Parties shall undertake to agree on the final statement of the Purchase Price no later than ninety (90) days after delivery of Sellers’ statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to, the Houston, Texas office of PricewaterhouseCoopers LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Sellers (the “Accounting Arbitrator”), for review and final determination by arbitration. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting its case. Sellers shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the expiration of Purchaser’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, (x) Purchaser shall pay to Sellers the amount by which the Purchase Price exceeds the amount paid pursuant to Section 12.3(a) or (y) Sellers shall pay to Purchaser the amount by which the amount paid pursuant to Section 12.3(a) exceeds the Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 12.3 shall bear interest from the Closing Date to the date of payment at the lesser of (x) the annual rate of interest published as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal on the last Business Day prior to the Effective Date plus three (3) percentage points and (y) the maximum rate allowed by applicable Law.

     12.4 Actions of Sellers at the Closing. At the Closing, Sellers shall:
          (a) execute, acknowledge and deliver to Purchaser counterparts of the Conveyance and such other instruments (in form and substance agreed upon by Sellers and Purchaser) as may be reasonably necessary to convey the Assets to Purchaser in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
          (b) deliver to Purchaser possession of the Assets;
          (c) execute and deliver to Purchaser an affidavit attesting to the non-foreign status of each Seller in the form prescribed in Treasury Regulation Section 1.1445-2(b)(2);
          (d) execute and deliver letters-in-lieu of division order to reflect the transactions contemplated hereby, which letters shall be on forms prepared by Sellers and reasonably acceptable to Purchaser;
          (e) deliver to Purchaser a certificate, duly executed by an authorized officer of each Seller, certifying on behalf of each Seller that the conditions set forth in Sections 11.1 and 11.2 have been fulfilled;
          (f) for each Seller, deliver to Purchaser a certificate, duly executed by the secretary or any assistant secretary of such Seller, dated as of the Closing Date, attaching and certifying on behalf of such Seller (i) complete and correct copies of the governing documents of such Seller, together with the resolutions or unanimous consent of the board of directors, managers, partners, or other equivalent governing body of such Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby; (ii) any required approval by the shareholders, members, or partners, as applicable, of such Seller of this Agreement and the transactions contemplated hereby; and (iii) a certificate relating to the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing;
          (g) where notices of approval, consent, or waiver are received by Sellers pursuant to Section 9.2(d), deliver copies of those notices of approval;
          (h) execute, acknowledge and deliver to Purchaser any forms required by any Governmental Authority relating to the assumption by operations by Purchaser, where applicable;
          (i) deliver to Purchaser duly executed and acknowledged releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assets (or any thereof) in favor of the Administrative Agent under Sellers’ Credit Facilities, in sufficient duplicate originals to permit recording in all relevant jurisdictions;
          (j) execute, acknowledge and deliver the instruments described in Section 11.9 (which shall be in form sufficient for recordation in the records of the applicable Governmental Authority);

          (k) execute and deliver the Registration Rights Agreement; and
          (l) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
     12.5 Actions of Purchaser and the Partnership at the Closing. At the Closing, Purchaser and the Partnership, as appropriate, shall:
          (a) deliver to Sellers the Cash Consideration by wire transfer to an account designated in writing by Sellers, and issue a certificate representing the Unit Consideration, in such amounts and registered in such Sellers’ names as designated by instruction letter delivered to the Partnership no later than one Business Day prior to Closing;
          (b) take possession of the Assets;
          (c) deliver to Sellers a certificate, duly executed by an authorized officer of Purchaser, certifying on behalf of Purchaser that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled;
          (d) deliver to Sellers a certificate, duly executed by an authorized officer of the general partner of the Partnership, dated as of the Closing Date, attaching and certifying on behalf of the Partnership and Purchaser (i) complete and correct copies of the governing documents of the Partnership and Purchaser, together with the resolutions or unanimous consent of the board of directors, managers, partners, or other equivalent governing body of the general partner of the Partnership authorizing the execution, delivery, and performance by the Partnership and Purchaser of this Agreement and the transactions contemplated hereby; (ii) any required approval by the partners of the Partnership of this Agreement and the transactions contemplated hereby; and (iii) a certificate relating to the incumbency of each officer of the general partner of the Partnership executing this Agreement or any document delivered in connection with the Closing;
          (e) where notices of approval, consent, or waiver are received by Sellers pursuant to Section 9.2(d), deliver copies of those notices of approval;
          (f) execute and acknowledge counterparts of the Conveyance and such other instruments (in form and substance agreed upon by Sellers and Purchaser) as may be reasonably necessary to convey the Assets to Purchaser;
          (g) deliver a counterpart to the Partnership Agreement Amendment, duly executed by the general partner of the Partnership;
          (h) execute and deliver the Registration Rights Agreement; and
          (i) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.
     12.6 Certain Post-Closing Obligations. The Partnership shall pay the following, or reimburse Sellers if paid by Sellers, prior to Closing:

          (a) all direct third party fees paid or incurred in connection with the negotiation of, and due diligence with respect to, this Agreement, and the Closing and post-Closing settlement of the transactions contemplated by this Agreement, including, without limitation, legal, accounting, and financial consulting fees, whether incurred by Sellers, Purchaser or the Partnership;
          (b) bank fees associated with the amendment of Purchaser’s Credit Facility as contemplated in Section 11.6 of this Agreement, in each case including without limitation, commitment fees, lender’s fees and associated legal fees; and
          (c) third party costs incurred to register and resell the Class C Convertible Preferred Units by Sellers, or their successors or assigns, pursuant to the terms and conditions of the Registration Rights Agreement, including, without limitation, legal, accounting, and financial consulting fees and underwriter discounts and commissions.
ARTICLE 13
TERMINATION
     13.1 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:
          (a) by mutual written consent of the Parties;
          (b) by either Party if the Closing shall not have occurred on or before November 12, 2011;
          (c) by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;
          (d) by either Party if the other Party is in material breach of this Agreement, has received notice of such breach by the asserting Party and has not cured such breach on or before November 12, 2011, unless such breach has been waived by the asserting Party;
     provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b) above if such Party is at such time in material breach of its representations and warranties set forth in this Agreement or negligently or willfully failed to perform or observe its covenants and agreements herein in any material respect.
     13.2 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.1, then except as set forth in Sections 4.3, 6.6, 9.2(a), 9.2(b), 9.2(c), 13.3, and Articles 1 and 15, this Agreement shall be null and void subject to Section 13.3.
     13.3 Termination Damages.
          (a) If all conditions precedent to the obligations of Purchaser set forth in Article 11 have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the negligent or willful failure of Purchaser to perform any of its obligations hereunder in any material respect, or the material breach of any representation or warranty herein by Purchaser, then in such event, Sellers shall have the option to terminate this Agreement, in which case Sellers may pursue all available legal and equitable remedies.
          (b) If all conditions precedent to the obligations of Sellers set forth in Article 10 have been met and the transactions contemplated by this Agreement are not consummated on or before the Closing Date because of the negligent or willful failure of any Seller to perform any of its obligations hereunder in any material respect, or the breach of any representation or warranty herein by any Seller, then in such event, Purchaser shall have the option to terminate this Agreement, in which case as Purchaser may pursue all available legal and equitable remedies, including, without limitation, specific performance.
          (c) Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless same are a part of a third Person claim for which a Party is seeking indemnification hereunder, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY, BUT EXPRESSLY EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
ARTICLE 14
OBLIGATIONS AND INDEMNIFICATION
     14.1 Retained Obligations. Provided that the Closing occurs, (a) Sellers shall retain all obligations and liabilities related to (i) the Excluded Assets, (ii) Property Costs and other costs which are for the account of Sellers pursuant to Section 2.4(b) or Section 12.2, (iii) ad valorem, property, and similar Taxes attributable to periods of time prior to the Effective Time and Excluded Taxes; (iv) all litigation existing as of the Effective Time, whether or not disclosed on Schedule 7.6, (v) costs, expenses and other Losses attributable to the termination, repurchase, or novation of the Transferred Derivatives as contemplated by Section 11.8, and (vi) the matter described in Section 14.7 indefinitely; (b) for a period of eighteen (18) months from Closing, and not thereafter, Sellers shall retain all obligations, liabilities, damages, duties and other obligations that relate to the ownership or operation of the Assets prior to the Effective Time (but excluding the liabilities described in clause (c) below), including (i) all obligations and liabilities for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Assets accruing prior to the Effective Time; and (ii) all obligations of any Seller under the Material Agreements for (A) overhead charges related to periods prior to the Effective Time, (B) costs, expenses, losses and damages incurred prior to the Effective Time, and (C) other payment obligations that accrue and become due prior to the Effective Time; and (c) for a period of twelve (12) months from Closing, and not thereafter, Sellers shall retain all liability of any Seller to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the ownership or operation of the Assets; provided, however, that Sellers shall retain such obligations and liabilities beyond the twelve (12) month-period to the extent, and only to the extent, covered and paid by Sellers’ insurance (collectively “Retained Obligations”).

     14.2 Assumed Obligations. Provided that the Closing occurs, Purchaser hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership, operation, condition or use thereof, whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Material Agreements, Leases, or Assets or any other interests, contracts or obligations comprising part of or directly related to the ownership or operation of the Assets, (b) suspense accounts, to the extent transferred to Purchaser, (c) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom attributable to any period on or after the Effective Time, (d) the condition (including environmental condition) of the Assets, to the extent assumed as set forth in Section 6.2, (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (f) subject to Section 6.2, obligations to restore the surface of the Assets and obligations to remediate or bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets) regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time and any other duty, obligation, event, condition or liability assumed by Purchaser under the terms of this Agreement (collectively, the “Assumed Obligations”).
     14.3 Purchaser’s Indemnification. Provided that the Closing occurs, Purchaser shall release, defend, indemnify and hold harmless each Seller, its partners and affiliates, and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, affiliates, subsidiaries, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all claims, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of negligence or strict liability and including court costs and attorneys’ fees) (collectively, the “Losses”) as a result of, arising out of, or related to, (a) the Assumed Obligations, (b) Purchaser’s or Partnership’s breach of any of its covenants or agreements contained in Section 9.2, or (c) the breach of any representation or warranty made by Purchaser or Partnership in Article 8, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES, BUT EXPRESSLY EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, and further excluding, in each case, Losses against which Sellers would be required to indemnify Purchaser pursuant to Section 14.4.
     14.4 Sellers’ Indemnification. Provided that the Closing occurs, Sellers shall, severally but not jointly and severally, release, defend, indemnify and hold harmless Purchaser and Partnership, their partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the “Purchaser Indemnitees”) from and against any and all claims arising out of, or relating to, (a) the Retained Obligations, (b) such Seller’s breach of any of its covenants or agreements contained in Article 9, (c) the breach of any representation or warranty made by such Seller in Article 7, or (d) breach of any maintenance of uniform interest or similar provision under any joint operating, unit operating, unit, or similar agreement or contract due to the exclusion of one or more Assets pursuant to Section 6.4, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR

STRICT LIABILITY OF ANY OF THE PARTNERSHIP INDEMNITEES, BUT EXPRESSLY EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     14.5 Limitation for Sellers’ Indemnification.
          (a) Notwithstanding anything to the contrary contained herein, Sellers’ indemnification obligation under Section 14.4 shall only apply if (a) Purchaser has provided Sellers with written notice claiming indemnification (i) with respect to Retained Obligations, on or before the date on which the applicable Retained Obligation expires pursuant to Section 14.1, and (ii) with respect to breaches of representations, warranties, covenants or agreements, on or before the date on which the applicable representation, warranty, covenant or agreement expires pursuant to Section 15.3.
          (b) Purchaser shall bear sole responsibility for the aggregate costs associated with all claims relating to time periods prior to the Effective Time up to a deductible percentage of one percent (1%) of the Purchase Price. It is the intent that the Sellers only be obligated to the extent of the excess of the claims made under Section 14.4 above the deductible percentage of one percent (1%). Claims made by Purchaser in connection with Excluded Assets, with respect to the Retained Obligations in Section 14.1(a)(ii), (v), (vi), or with respect to breaches by Sellers of their representations, warranties, covenants and agreements in Section 5.5(e), 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.20, 7.21, Article 9 and the special warranty of title in the Conveyance, shall not be subject to the deductible provided in this Section 14.5. The aggregate liability of Sellers pursuant to this Article 14, other than with respect to the Retained Obligation set forth in Section 14.1(a)(vi), shall be limited to an amount equal to twelve and one-half percent (12.5%) of the unadjusted Purchase Price. Notwithstanding anything to the contrary in this Agreement, any representation, warranty, covenant or agreement that is qualified by materiality or material adverse effect shall be deemed not to be so qualified for purposes of indemnification pursuant to this Section 14.4. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 14 as an adjustment to the Purchase Price.
     14.6 Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement (“Indemnity Claims”); provided, however, that failure of a Party to so notify any other Party shall not relieve the indemnifying Party of its obligations, except to the extent that such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against any third Person claim. The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.
     14.7 Certain Litigation. Notwithstanding anything to the contrary herein, Sellers shall retain all obligations, liabilities, and Losses with respect to the matter identified as item 3 on Schedule 7.6 (other than obligations to pay severance Taxes and other Taxes measured by units of production that are attributable to the production of hydrocarbons from and after the

Effective Time), including the obligation to defend against such matter, at Sellers’ sole cost and expense. Sellers shall not settle, or otherwise compromise, such matter, or consent to the entry of any judgment, if such settlement, compromise or judgment could reasonably be expected to result in the payment of severance or other Taxes measured by units of production from the Assets (or amounts in lieu of Taxes) by Purchaser or the Partnership (or any Affiliate thereof) to the Apache Indian Tribe, or any third Person on behalf of the Apache Indian Tribe, without the prior written consent of Purchaser, which consent may be withheld for any reason, at the discretion of Purchaser. Purchaser and the Partnership may participate in, but not control, any defense or settlement of such matter (at the sole cost and expense of Purchaser and the Partnership, as applicable). Sellers’ obligations under this Section 14.7 shall survive the Closing indefinitely and shall not be subject to Section 14.5, and any indemnity that arises from, or relates to, Section 14.1(a)(vi) shall not be considered in calculating whether, or to what extent, the limitations in Section 14.5 have been met.
ARTICLE 15
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES
     15.1 Disclaimers of Representations and Warranties. The express representations and warranties of Sellers contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT (AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE TO BE CONTAINED IN THE CONVEYANCE), THE PARTNERSHIP ACKNOWLEDGES THAT SELLERS, AND SELLERS’ REPRESENTATIVES HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE PARTNERSHIP HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) TITLE TO THE ASSETS, (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (c) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE QR PARTIES BY OR ON BEHALF OF ANY SELLER, AND (d) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLERS IN THIS AGREEMENT, SELLERS EXPRESSLY DISCLAIM AND NEGATE, AND THE QR PARTIES HEREBY WAIVE, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH,

IT BEING THE EXPRESS INTENTION OF THE PARTNERSHIP AND SELLERS THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO PURCHASER, AND PURCHASER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PURCAHSER REPRESENTS TO SELLERS THAT PURCHASER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS PURCHASER DEEMS APPROPRIATE. SELLERS AND THE QR PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
     15.2 Independent Investigation. Purchaser represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers and that it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Sellers, and the books, records and files of Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and upon the representations and warranties made in Article 7, and not on any other representations or warranties of Sellers or any other person or entity.
     15.3 Survival. Purchaser’s liability for the representations, warranties, covenants and obligations of Purchaser under this Agreement shall indefinitely survive the Closing. Sellers’ liability for the representations, warranties, covenants and obligations of Sellers under Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8, 7.20, 7.21 and Article 9 shall survive the Closing indefinitely. Sellers’ liability for the representation and warranty in Section 7.22 shall survive the Closing for the applicable statute of limitations period. The remainder of the representations and warranties of Sellers in Article 7 shall survive Closing for a period of eighteen (18) months from the Closing, after which Sellers shall have no liability or obligation in relation thereto except as to matters for which Purchaser has provided Sellers a specific written claim on or before such termination date; provided, however, notwithstanding anything to the contrary contained herein, the obligation of Sellers with respect to the Excluded Assets shall indefinitely survive the Closing. The remainder of this Agreement shall survive the Closing indefinitely, except as specifically provided herein.
ARTICLE 16
MISCELLANEOUS
     16.1 Expenses. Except as otherwise provided in this Agreement or any document to be executed pursuant hereto, regardless of whether the transactions contemplated by this Agreement occur, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

     16.2 Document Retention. As used in this Section 16.2, the term “Documents” shall mean all files, documents, books, records and other data delivered to Purchaser by Sellers pursuant to the provisions of this Agreement (other than those that Sellers have retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Purchaser shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Sellers or their representatives, at the Sellers’ expense, to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Sellers shall have the right during such period to make copies of the Documents at their expense.
     16.3 Entire Agreement. This Agreement, the documents to be executed pursuant hereunto, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement and identified as a supplement, amendment, alteration, modification or waiver.
     16.4 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     16.5 Publicity. The Parties hereto shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, unless such announcement or statement is required by applicable law or stock exchange requirements.
     16.6 No Third Party Beneficiaries. Except as provided in Sections 14.3 and 14.4, nothing in this Agreement shall provide any benefit to any third Person or entitle any third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third Person beneficiary contract.
     16.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law otherwise, by any Party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void.
     16.8 Governing Law. This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts (except to the extent a dispute, controversy, or claim arising out of or in connection with title matters pursuant to Section 5.10, environmental matters pursuant to Section 6.5, or determination of Purchase Price adjustments pursuant to Section 12.3(c) is referred to an expert pursuant to those Sections). The Parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transactions contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by a suit on the judgment or any other manner provided by law. The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.
     16.9 Notices. Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or facsimile to the addresses of Sellers, Purchaser and the Partnership set forth below. Any such notice shall be effective only upon receipt; provided, that notice given by facsimile transmission shall be confirmed by appropriate answer-back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.
Sellers:
Quantum Resources A1, LP,
QAB Carried WI, LP,
QAC Carried WI, LP,
Black Diamond Resources, LLC,
each c/o Quantum Resources Management, LLC
1401 McKinney Street, Suite 2400
Houston, TX 77010
Attention: General Counsel
Fax: (713) 452-2231
Purchaser or the Partnership:
c/o QRE GP, LLC
1401 McKinney Street, Suite 2400
Houston, TX 77010
Attention: General Counsel
Fax: (713) 452-2231
With a copy (which shall not constitute notice) to:
Conflicts Committee of the Board of Directors of QRE GP, LLC
c/o QRE GP, LLC
1401 McKinney Street, Suite 2400
Houston, Texas 77010
Fax: 713-452-2231

     Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.
     16.10 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     16.11 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     16.12 Counterpart Execution. This Agreement may be executed in any number of counterparts. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. No Party shall be bound until all Parties have executed a counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
     16.13 Liability and Obligations of Sellers. Thresholds, deductibles, and other monetary limitations on indemnification and adjustments to the Purchase Price herein shall apply to Sellers collectively, and not to each Seller individually. Unless expressly provided to the contrary herein, all notices and responses to be delivered, and other actions to be taken hereunder by Sellers, shall be given or taken, as applicable, by Quantum Resources A1, LP, and each other Seller hereby ratifies and affirms such actions, and agrees that Purchaser’s reliance thereon shall be valid and binding upon it.
     16.14 Determinations by the Partnership. Whenever a determination, decision or approval by the Partnership is called for by this Agreement, such determination, decision or approval must by authorized by the Conflicts Committee.
     16.15 Further Assurances. After Closing, each Seller, Purchaser and the Partnership agrees to take such further actions and to execute, acknowledge and deliver, without further consideration, all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
     16.16 Transfer Taxes. The Sellers shall be responsible for and pay all sales, transfer, use and similar Taxes arising from or associated with the transfer of the Assets (other than Taxes based on income) and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Assets.
[Signature Pages Follow]

     IN WITNESS WHEREOF, each Seller, Purchaser and the Partnership have executed and delivered this Agreement as of the date first set forth above.

SELLER: Quantum Resources A1, LP
By its general partner, The Quantum Aspect Partnership, LP

By its general partner, QA GP, LLC

By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President and General Counsel

QAB Carried WI, LP By its general partner, Black Diamond GP, LLC
By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President and General Counsel

QAC Carried WI, LP By its general partner, Black Diamond GP, LLC
By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President and General Counsel

Black Diamond Resources, LLC
By:	/s/ Gregory S. Roden
	Name:	Gregory S. Roden
	Title:	Vice President and General Counsel

PURCHASER: QRE Operating, LLC By its sole member, QR Energy, LP By its general partner, QRE GP, LLC

By:	/s/ Cedric W. Burgher
	Name:	Cedric W. Burgher
	Title:	Chief Financial Officer

THE PARTNERSHIP: QR Energy, LP By its general partner, QRE GP, LLC

By:	/s/ Cedric W. Burgher
	Name:	Cedric W. Burgher
	Title:	Chief Financial Officer

EXHIBIT D
FORM OF CONVEYANCE
This document prepared by, and when recorded return to:
___________________________
___________________________
___________________________
Attention: ___________________
Telephone: __________________
CONVEYANCE
     This Conveyance (this “Conveyance”) from Quantum Resources A1, LP (“QRA”), a Delaware limited partnership, QAB Carried WI, LP (“QAB”), a Delaware limited partnership, QAC Carried WI, LP (“QAC”), a Delaware limited partnership, and Black Diamond Resources, LLC (“Black Diamond,” and collectively with QRA, QAB and QAC, the “Grantors”) and QRE Operating, LLC, a Delaware limited liability company (the “Grantee”), is executed on the dates set forth in the respective notary certifications below, but effective for all purposes as of _________, 2011(the “Effective Date”).
RECITALS
     WHEREAS, Grantors own certain undivided interests in and to the Assets (as defined below); and
     WHEREAS, pursuant to that certain Purchase and Sale Agreement by and among Grantors, Grantee, and QR Energy LP (the “Partnership”) dated as of ________________, 2011 (the “Purchase Agreement”), Grantors have agreed to assign to Grantee all of their rights, titles, and interests in and to the Assets.
CONVEYANCE
     Section 1. Conveyance. NOW THEREFORE, Grantors, for and in consideration of the sum of Ten Dollars ($10) cash in hand paid and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby GRANT, BARGAIN, SELL, AND CONVEY, and by these presents have GRANTED, BARGAINED, SOLD, AND CONVEYED unto Grantee all right, title, and interest of Grantors real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (collectively the “Assets”):
          (a) The leasehold estates created by any oil and gas leases and any mineral estates and other rights described in Exhibit A (together with all such interests associated with the Wells, whether or not such interests are listed on Exhibit A), subject to such depth limitations and other restrictions as may be set forth on Exhibit A (collectively, the “Leases”), together with
[Exhibit D — Form of Conveyance]

each and every kind and character of right, title, claim, and interest that Grantors have in the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”), including, without limitation, carried interests, royalty interests, overriding royalty interests, mineral interests, production payments and net profits interests and the oil, gas and all other hydrocarbons (the “Hydrocarbons”) attributable to the Leases and the Lands;
          (b) the oil and gas wells specifically described in Exhibit B, together with all injection and disposal wells on the Lands or on lands pooled or unitized therewith, (the “Wells”), and all personal property, equipment, fixtures, improvements, facilities, permits, surface leases, rights-of-way and easements used in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1(a).
          (c) the unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Section 1(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests (the “Units”, and, together with the Wells, Leases, and Lands, the “Properties”).
          (d) all existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements and other contracts, agreements and instruments, insofar as they relate to the Properties, including without limitation, the agreements described in Exhibit C, but, subject to the terms of the Purchase Agreement, excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable law;
          (e) the non-proprietary files, maps, logs, records and other data relating to the Properties and maintained by Grantors, but, subject to the terms of the Purchase Agreement, only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer and only to the extent related to the Assets (the “Records”);
          (f) all rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Hydrocarbons produced from the Properties as of the Effective Time;
          (g) all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Surface Contracts”) appurtenant to, and used or held for use primarily in connection with, the Properties (including those identified on Exhibit A, but, subject to the terms of the Purchase Agreement, excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law);
          (h) all equipment, machinery, fixtures and other tangible personal property (including spare parts, owned vehicles and leased vehicles (to the extent, subject to the Purchase Agreement, that the leases covering such vehicles are assignable)) and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties (“Equipment”);
[Exhibit D — Form of Conveyance]

          (i) all flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, primarily in connection with the operation of the Assets (“Pipelines”);
          (j) all (i) Hydrocarbons produced from, or attributable to, the Assets from and after the Effective Time; (ii) all Hydrocarbon inventories from or attributable to the Properties that are in storage on the Effective Time, whether produced before, on or after the Effective Time; and (iii) all Hydrocarbons attributable to make-up rights with respect to gas production, pipeline, storage, processing or other imbalances attributable to the Properties, whether produced before, on or after the Effective Time;
          (k) All (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the other Assets with respect to periods of time from and after the Effective Time or that relate to obligations assumed by Grantee or the Partnership pursuant to the Purchase Agreement, whether arising before, on or after the Effective Time; and (ii) liens and security interests in favor of any Grantor or its Affiliate, whether choate or inchoate, under any law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the other Assets or to the extent arising in favor of such Grantor as the operator or non-operator of any Property;
          (l) all rights of any Grantor to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time, to the extent relating to obligations assumed by Grantee or the Partnership pursuant to the Purchase Agreement;
          (m) all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) in favor of any Grantor arising from acts, omissions or events, or damage to or destruction of the Properties occurring from and after the Effective Time or which relate to obligations assumed by Grantee or the Partnership pursuant to the Purchase Agreement;
          (n) All franchises, licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the other Assets or the ownership or operation thereof.
     EXCEPTING AND RESERVING to Grantors, however, the Excluded Assets (as defined below).
     TO HAVE AND TO HOLD the Assets unto Grantee, its successors and assigns, forever, subject, however, to the terms and conditions of this Conveyance.
     Section 2. Excluded Assets. Notwithstanding anything to the contrary in Section 1 or elsewhere in this Conveyance, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” shall mean the following:
[Exhibit D — Form of Conveyance]

          (a) all credits and refunds and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Assets to the extent attributable to any period of time prior to the Effective Time and that do not relate to obligations assumed by Grantee or the Partnership pursuant to the Purchase Agreement;
          (b) all claims of Grantors for refunds of or loss carry forwards to the extent attributable to (i) ad valorem, severance, production or any other taxes attributable to any period prior to the Effective Time even if applied for after the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets, and such other refunds, and rights thereto, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any gas gathering or transportation agreement, to the extent the same do not relate to obligations assumed by Grantee or the Partnership pursuant to the Purchase Agreement;
          (c) all proceeds, income or revenues (and any security or other deposits made) to the extent attributable to (i) the Assets for any period prior to the Effective Time, if they do not relate to obligations assumed by Grantee or the Partnership pursuant to the Purchase Agreement, or (ii) any Excluded Assets;
          (d) all of Grantors’ proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
          (e) subject to the terms of the Purchase Agreement, all of Grantors’ rights and interests in geological and geophysical data that is interpretive in nature or which cannot be transferred without the consent of or payment to any third Person;
          (f) all documents and instruments of Grantors that may be protected by an attorney-client privilege (other than title opinions) unless such privileged documents and instruments pertain to litigation (including pending and threatened litigation) which Grantee or the Partnership is assuming;
          (g) subject to the terms of the Purchase Agreement, data and other information that cannot be disclosed or assigned to Grantee as a result of confidentiality or similar arrangements under agreements with Persons who are not Affiliates of Grantors;
          (h) concurrent audit rights arising under any of the Material Agreements or otherwise with respect to any period prior to the Effective Time (unless relating to obligations assumed by Grantee or the Partnership pursuant to the Purchase Agreement) or to any of the Excluded Assets;
          (i) all corporate, partnership, income Tax records of Grantors;
          (j) copies of all Records (which shall be prepared at Grantors’ sole cost and expense); and
          (k) personal property such as vehicles and certain equipment, supplies and office equipment, or any other items, in each case, to the extent described on Schedule 2.
[Exhibit D — Form of Conveyance]

     Section 3. Special Warranty; Disclaimer. Grantors, severally, but not jointly and severally, warrant title to the Assets, subject to the Permitted Encumbrances (as such term is defined in the Purchase Agreement) and the terms and conditions of the Purchase Agreement, unto Grantee, its successors and assigns, against all persons claiming or to claim the same or any part thereof by, through, or under any Grantor, but not otherwise. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, GRANTORS MAKES NO, AND EXPRESSLY DISCLAIM AND NEGATE ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO TITLE TO ANY OF THE ASSETS. Grantors hereby assigns to Grantee all rights, claims, and causes of action on title warranties given or made by any Grantor’s predecessors, and Grantee is specifically subrogated to all rights which any Grantor may have against its predecessors, to the extent that such Grantor may legally transfer such rights and grant such subrogation.
     Section 4. Disclaimer of other warranties. Except as specifically represented otherwise in the Purchase Agreement or in the certificate of each Grantor to be delivered at Closing pursuant to the Purchase Agreement, the Assets are assigned AS IS, WHERE IS, AND WITH ALL FAULTS, AND GRANTORS MAKE NO, AND EXPRESSLY DISCLAIM AND NEGATE ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (A) MERCHANTABILITY OF SUCH PERSONAL PROPERTY, (B) FITNESS OF SUCH PERSONAL PROPERTY FOR ANY PARTICULAR PURPOSE, (C) CONDITION OF SUCH PERSONAL PROPERTY, (D) INFRINGEMENTS BY SUCH PERSONAL PROPERTY OF INTELLECTUAL PROPERTY RIGHTS AND (E) CONFORMITY OF SUCH PERSONAL PROPERTY TO MODELS OR SAMPLES OF MATERIALS.
     Section 5. Assumed Obligations. Effective as of the Effective Date, Grantee assumes and agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the Assumed Obligations (as such term is defined in the Purchase Agreement).
     Section 6. Subject to Contracts. Except as set forth to the contrary in the Purchase Agreement, Grantee is taking the Assets, and this Conveyance is expressly made, subject to the terms of the Contracts.
     Section 7. Further Assurances. From and after the date hereof, Grantors, without further consideration, will use its reasonable good faith efforts to execute, deliver, and (if applicable) file of record, or cause to be executed, delivered, and filed or recorded such good and sufficient instruments of conveyance and transfer, and take such other action as may be reasonably required of Grantors to effectively vest in Grantee beneficial and legal title to the Assets conveyed pursuant hereto and, if applicable, to put Grantee in actual possession of such Assets. With respect to interests in federal or state real property interests that are included among the Assets and that require filings with Governmental Authorities before they may be assigned, Grantors and Grantee shall each use their reasonable efforts to file the appropriate documents and take any other steps necessary to obtain official approval of the assignments.
     Section 8. Conveyance Subject to Purchase Agreement. This Conveyance is expressly subject to the terms and conditions of the Purchase Agreement, which terms are hereby
[Exhibit D — Form of Conveyance]

incorporated into this Conveyance by reference for all purposes. In the event of a conflict between the terms of this Conveyance and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control. Capitalized terms used in this Conveyance but not defined shall have the meanings assigned to such terms in the Purchase Agreement. Except as specifically set forth to the contrary in this Conveyance, references to Sections or other subdivisions are references to Sections or subdivisions of this Conveyance.
     Section 9. Successors and Assigns. This Conveyance shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 10. Titles and Captions. All article or section titles or captions in this Conveyance are for convenience only, shall not be deemed part of this Conveyance and in no way define, limit, extend, or describe the scope or intent of any provisions hereof.
     Section 11. Governing Law. Except to the extent the laws of another jurisdiction will, under conflict of law principles, govern transfers of Assets located in such other jurisdiction, this Conveyance and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the state of Texas.
     Section 12. Counterparts.
          (a) This Conveyance may be executed in any number of counterparts, and by different parties in separate counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.
          (b) To facilitate recordation, there may be omitted from the Exhibits to this Conveyance in certain counterparts descriptions of property located in recording jurisdictions other than the jurisdiction (county, parish, state, or federal agency) in which the particular counterpart is to be filed or recorded.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
[Exhibit D — Form of Conveyance]

     EXECUTED as of the dates set forth in the notary certifications below, but effective for all purposes as of the Effective Date.

GRANTORS:

QUANTUM RESOURCES A1, LP,

Witness
By:	The Quantum Aspect Purchaser, LP, its general partner

Full Name

By:	QA GP, LLC, its general partner

Witness

Full Name
By:

Name:

Title:

QAB CARRIED WI, LP

Witness
By:	Black Diamond GP, LLC, its general partner

Full Name

Witness

Full Name
By:

Name:

Title:

QAC CARRIED WI, LP

Witness
By:	Black Diamond GP, LLC, its general partner

Full Name

Witness

Full Name
By:

Name:

Title:

[Exhibit D — Form of Conveyance]

BLACK DIAMOND RESOURCES, LLC

By:	Witness

Name:	Full Name

Title:	Witness

Full Name
GRANTEE:

QRE OPERATING, LLC

Witness
By:	QR Energy, LP, its sole member

Full Name
By:	QRE GP, LLC, its general partner

Witness

Full Name
By:

Name:

Title:

[Exhibit D — Form of Conveyance]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     BE IT REMEMBERED, that I, _________________, the undersigned authority, a Notary Public duly qualified, commissioned, sworn, and acting in and for the county and state aforesaid, hereby certify that on this ____ day of ________, 2011 there appeared before me ________________, as ______________ of QA GP, LLC, a Delaware limited liability company, acting in its capacity as general partner of The Quantum Aspect Purchaser, LP, a Delaware limited partnership, acting in its capacity as general partner of Quantum Resources A1, LP, a Delaware limited partnership.
(Texas, Oklahoma, New Mexico, Kansas)
This instrument was acknowledged before me on such date by ______________, as ______________ of QA GP, LLC, a Delaware limited liability company, acting in its capacity as general partner of The Quantum Aspect Purchaser, LP, in its capacity as general partner of Quantum Resources A1, LP, on behalf of said partnership.
(Louisiana)
On such date, before me personally came and appeared ______________, to me personally known, who, duly sworn did say that he is the ______________ of QA GP, LLC, a Delaware limited liability company, and the foregoing instrument was signed on behalf of said limited liability company, acting in its capacity as general partner of The Quantum Aspect Purchaser, LP, in its capacity as general partner of Quantum Resources A1, LP, on behalf of said partnership and executed for the uses, purposes, and considerations therein stated, with full authority to execute said instrument, and acknowledged said instrument to be the free act and deed of said limited liability company acting in the capacities aforesaid.
(Arkansas)
On this day before me, a Notary Public, duly commissioned, qualified and acting within and for said county and state, appeared in person the within named who stated he was the __________________ of QA GP, LLC, a Delaware limited liability company, and that he was duly authorized in such capacity to execute the foregoing instrument for and in the name and behalf of said limited liability company as the sole general partner of, and on behalf of, The Quantum Aspect Purchaser, LP, as sole general partner, on behalf of, Quantum Resources A1, LP, as general partner, and further stated and acknowledged that he/she had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

Name:
Notary Public in and for the State of Texas

[Exhibit D — Form of Conveyance]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     BE IT REMEMBERED, that I, _________________, the undersigned authority, a Notary Public duly qualified, commissioned, sworn, and acting in and for the county and state aforesaid, hereby certify that on this ____ day of ________, 2011 there appeared before me ________________, as ______________ of Black Diamond GP, LLC, a Delaware limited liability company, in its capacity as general partner of QAB Carried WI, LP, a Delaware limited partnership, on behalf of said limited partnership.
(Texas, Oklahoma, New Mexico, Kansas)
This instrument was acknowledged before me on such date by ______________, as ______________ of Black Diamond GP, LLC, a Delaware limited liability company, on behalf of said limited liability company, in its capacity as general partner of QAB Carried WI, LP, on behalf of said limited partnership.
(Louisiana)
On such date, before me personally came and appeared ______________, to me personally known, who, duly sworn did say that he is the ______________ of Black Diamond GP, LLC, a Delaware limited liability company and the foregoing instrument was signed on behalf of said limited liability company, acting in its capacity as general partner of QAB Carried WI, LP, on behalf of said limited partnership and executed for the uses, purposes, and considerations therein stated, with full authority to execute said instrument, and acknowledged said instrument to be the free act and deed of said limited partnership acting in the capacity aforesaid.
(Arkansas)
On this day before me, a Notary Public, duly commissioned, qualified and acting within and for said county and state, appeared in person the within named who stated he was the __________________ of Black Diamond GP, LLC, a Delaware limited liability company, and that he was duly authorized in such capacity to execute the foregoing instrument for and in the name and behalf of said limited liability company as the sole general partner of, and on behalf of, QAB Carried WI, LP, on behalf of said limited partnership, and further stated and acknowledged that he/she had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

Name:
Notary Public in and for the State of Texas

[Exhibit D — Form of Conveyance]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     BE IT REMEMBERED, that I, _________________, the undersigned authority, a Notary Public duly qualified, commissioned, sworn, and acting in and for the county and state aforesaid, hereby certify that on this ____ day of ________, 2011 there appeared before me ________________, as ______________ of Black Diamond GP, LLC, a Delaware limited liability company, in its capacity as general partner of QAC Carried WI, LP, a Delaware limited partnership, on behalf of said limited partnership.
(Texas, Oklahoma, New Mexico, Kansas)
This instrument was acknowledged before me on such date by ______________, as ______________ of Black Diamond GP, LLC, a Delaware limited liability company on behalf of said limited liability company, in its capacity as general partner of QAC Carried WI, LP, on behalf of said limited partnership.
(Louisiana)
On such date, before me personally came and appeared ______________, to me personally known, who, duly sworn did say that he is the ______________ of Black Diamond GP, LLC, a Delaware limited liability company and the foregoing instrument was signed on behalf of said limited liability company, acting in its capacity as general partner of QAC Carried WI, LP, on behalf of said limited partnership and executed for the uses, purposes, and considerations therein stated, with full authority to execute said instrument, and acknowledged said instrument to be the free act and deed of said limited partnership acting in the capacity aforesaid.
(Arkansas)
     On this day before me, a Notary Public, duly commissioned, qualified and acting within and for said county and state, appeared in person the within named who stated he was __________________ of Black Diamond GP, LLC, a Delaware limited liability company, and that he was duly authorized in such capacity to execute the foregoing instrument for and in the name and behalf of said limited liability company as the sole general partner of, and on behalf of, QAC Carried WI, LP, on behalf of said limited partnership, and further stated and acknowledged that he/she had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

Name:
Notary Public in and for the State of Texas

[Exhibit D — Form of Conveyance]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     BE IT REMEMBERED, that I, _________________, the undersigned authority, a Notary Public duly qualified, commissioned, sworn, and acting in and for the county and state aforesaid, hereby certify that on this ____ day of ________, 2011 there appeared before me ______________, as _________________ of Black Diamond Resources, LLC, a Delaware limited liability company, on behalf of said limited liability company.
(Texas, Oklahoma, New Mexico, Kansas)
This instrument was acknowledged before me on such date by ______________, as _________________ of Black Diamond Resources, LLC, a Delaware limited liability company, on behalf of said limited liability company.
(Louisiana)
On such date, before me personally came and appeared ______________, to me personally known, who, duly sworn did say that he is the ______________ of Black Diamond Resources, LLC, a Delaware limited liability company, and the foregoing instrument was signed on behalf of said limited liability company and executed for the uses, purposes, and considerations therein stated, with full authority to execute said instrument, and acknowledged said instrument to be the free act and deed of said limited liability company.
(Arkansas)
     On this day before me, a Notary Public, duly commissioned, qualified and acting within and for said county and state, appeared in person the within named who stated he was the __________________ of Black Diamond Resources, LLC, a Delaware limited liability company, and that he was duly authorized in such capacity to execute the foregoing instrument for and in the name and behalf of said limited liability company, and further stated and acknowledged that he/she had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

Name:
Notary Public in and for the State of Texas

[Exhibit D — Form of Conveyance]

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§
     BE IT REMEMBERED, that I, _________________, the undersigned authority, a Notary Public duly qualified, commissioned, sworn, and acting in and for the county and state aforesaid, hereby certify that on this ____ day of ________, 2011 there appeared before me ______________, as _________________ of QRE GP, LLC, a Delaware limited liability company, in its capacity as general partner of QR Energy, LP, a Delaware limited partnership, in its capacity as sole member of QRE Operating, LLC, a Delaware limited liability company, on behalf of said limited liability company.
(Texas, Oklahoma, New Mexico, Kansas)
This instrument was acknowledged before me on such date by ______________, as _________________ of QRE GP, LLC, a Delaware limited liability company, in its capacity as general partner of QR Energy, LP, in its capacity as sole member of QRE Operating, LLC, on behalf of said limited liability company.
(Louisiana)
On such date, before me personally came and appeared ______________, to me personally known, who, duly sworn did say that he is the ______________ of QRE GP, LLC, a Delaware limited liability company, and the foregoing instrument was signed on behalf of said limited liability company, acting in its capacity as general partner of QR Energy LP, in its capacity as sole member of QRE Operating, LLC, on behalf of said limited liability company, and executed for the uses, purposes, and considerations therein stated, with full authority to execute said instrument, and acknowledged said instrument to be the free act and deed of said limited liability company acting in the capacities aforesaid.
(Arkansas)
     On this day before me, a Notary Public, duly commissioned, qualified and acting within and for said county and state, appeared in person the within named who stated he was __________________ of QRE GP, LLC, a Delaware limited liability company, and that he was duly authorized in such capacity to execute the foregoing instrument for and in the name and behalf of said limited liability company as the sole general partner of, and on behalf of, QR Energy LP, as the sole member, and on behalf of, QRE Operating, LLC, and further stated and acknowledged that he/she had so signed, executed and delivered said foregoing instrument for the consideration, uses and purposes therein mentioned and set forth.

Name:
Notary Public in and for the State of Texas

[Exhibit D — Form of Conveyance]

Exhibit F
FORM OF
AMENDMENT NO. 1 TO THE
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
QR ENERGY, LP
     This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of QR Energy, LP, a Delaware limited partnership (the “Partnership”), dated as of December 22, 2010 (the “Partnership Agreement”), is entered into effective as of         , 2011, by QRE GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
     WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Interests to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines is necessary or appropriate in connection with the creation, authorization and issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement;
     WHEREAS, the Partnership has entered into a Purchase and Sale Agreement, dated as of September 12, 2011 (the “Purchase Agreement”), between the Partnership, QRE Operating, LLC, a Delaware limited liability company (“OLLC”), Quantum Resources A1, LP, a Delaware limited partnership (“QRA”), QAB Carried WI, LP, a Delaware limited partnership (“QAB”), QAC Carried WI, LP, a Delaware limited partnership (“QAC”), and Black Diamond Resources, LLC, a Delaware limited liability company (“Black Diamond,” and collectively with QRA, QAB and QAC, the “Sellers”), pursuant to which the Sellers will transfer certain oil and natural gas properties to the Partnership in exchange for the issuance by the Partnership to the Sellers of 16,666,667 units of a new class of Partnership Interests to be designated as “Class C Convertible Preferred Units” with the rights, preferences and privileges and such other terms as are set forth in this Amendment;
     WHEREAS, the General Partner has determined that the creation and issuance of the Class C Convertible Preferred Units (as defined below) are in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units;
     WHEREAS, the creation and issuance of the Class C Convertible Preferred Units complies with the requirements of the Partnership Agreement; and
     WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the creation, authorization and issuance of the Class C Convertible Preferred Units;
     NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
     Section 1. Amendments.
     (a) Section 1.1 of the Partnership Agreement is hereby amended to add or to amend and restate the following definitions:
     “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
     (a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
     (b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters, less
     (c) the aggregate Class C Distribution accrued and payable on the Class C Convertible Preferred Units with respect to such Quarter;
     provided, that the General Partner may not establish cash reserves pursuant to clause (b)(iii) above unless the General Partner determines that the effect of such reserves would not be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to any of the next four Quarters; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or

2

     reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
     “Class C Conversion Date” means, with respect to any Class C Convertible Preferred Unit:
     (a) pursuant to the Holder Conversion Right, the time immediately prior to the close of business on the date on which a Certificate representing such Class C Convertible Preferred Unit and a duly signed Holder Conversion Notice have been received by the Partnership; and
     (b) pursuant to the Partnership Forced Conversion Right, the time immediately prior to the close of business on the date on which the Partnership gives a Partnership Forced Conversion Notice to the holders of the Class C Convertible Preferred Units.
     “Class C Convertible Preferred Unit” is defined in Section 5.12(a).
     “Class C Distribution” means, with respect to a Class C Convertible Preferred Unit:
     (a) for the period beginning on the Class C Issue Date and ending on the last Business Day of the Quarter during which the third anniversary of the Class C Issue Date occurs, $0.21 per Quarter, with the Class C Distribution for the first such Quarter being prorated from the Class C Issue Date; and
     (b) for any Quarter beginning after the third anniversary of the Class C Issue Date, the greater of (i) $0.475 per Quarter or (ii) the distribution payable on a Common Unit with respect to such Quarter.
     “Class C Distribution Payment Date” is defined in Section 5.12(b)(ii)(A).
     “Class C Issue Date” means                    , 2011.
     “Class C Liquidation Value” means, as of a particular date, with respect to a Class C Convertible Preferred Unit, an amount equal to the sum of (a) the Initial Unit Price for such Class C Convertible Preferred Unit and (b) any accrued but unpaid Class C Distributions on such Class C Convertible Preferred Unit to and including such date.
     “Class C Pro Rata Distribution” means, in respect of any Parity Interest, the distribution permitted to be made on such Parity Interest in the event that the Partnership fails to pay in full in cash any distribution (or portion thereof) which any holder of Class C Convertible Preferred Units accrues and is entitled to receive, which is equal to the distribution payable in respect of such Parity Interest as of such date, multiplied by a fraction (i) the numerator of which is the distribution paid in respect of each Class C

3

Convertible Preferred Unit on the most recent Class C Distribution Payment Date and (ii) the denominator of which is the distribution accumulated and payable on each Class C Convertible Preferred Unit immediately prior to the payment of such distribution on the most recent Class C Distribution Payment Date.
     “Common Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, any Subordinated Unit, Class B Unit or Class C Convertible Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
     “Cumulative Class C Accrual” means, as of any date of determination, the sum of all Class C Distributions, whether or not paid, for each Quarter ending on or after the Class C Issuance Date and on or before the date of determination.
     “Expiration Date” is defined in Section 5.12(b)(ix)(A).
     “Holder Conversion Notice” is defined in Section 5.12(b)(vii)(D).
     “Holder Early Conversion Period” means, prior to the second anniversary of the Class C Issue Date, any thirty consecutive Trading Day (30 Trading Day) period commencing on the first Trading Day following the thirtieth (30th) consecutive Trading Day for which the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading is greater than or equal to one hundred thirty percent (130%) of the Initial Unit Price of the Class C Convertible Preferred Units.
     “Holder Conversion Right” is defined in Section 5.12(b)(vii)(A).
     “Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units; provided, however, that the Initial Unit Price with respect to a Class C Convertible Preferred Unit shall be $21.00 per Class C Convertible Preferred Unit.
     “Junior Interest” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests and distributions upon liquidation of the Partnership, ranks junior to the Class C Convertible Preferred Units, including but not limited to Common Units, Class B Units and Subordinated Units.

4

     “Parity Interest” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Class C Convertible Preferred Units.
     “Offering Proceeds Per Common Unit” has the meaning set forth in the definition of “Partnership Forced Conversion Period.”
     “Partnership Forced Conversion Notice” is defined in Section 5.12(b)(vii)(E).
     “Partnership Forced Conversion Period” means any thirty consecutive calendar day period commencing on the first Trading Day following the thirtieth (30th) consecutive Trading Day for which the daily volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading is greater than or equal to either one hundred thirty percent (130%) of the Initial Unit Price of the Class C Convertible Preferred Units (the “First Tier Conversion Price”) or one hundred forty-three percent (143%) of the Initial Unit Price of the Class C Convertible Preferred Units (the “Second Tier Conversion Price”), as applicable in clause (2) below; provided, that (i) no Partnership Forced Conversion Period shall commence earlier than the third anniversary of the Class C Issue Date, (ii) no Partnership Forced Conversion Right shall be deemed to have been exercised unless the following conditions are satisfied as of the date on which the Partnership Forced Conversion Notice is given, and (iii) a Partnership Forced Conversion Notice will be deemed to have not been given in the circumstances set forth in the last sentence of Section 5.12(b)(vii)(F):
     (1) the Partnership shall have filed and the Commission shall have declared effective (and not suspended the effectiveness of) a registration statement under the Securities Act covering the resale of all of the Common Units issuable upon conversion of the Class C Convertible Preferred Units that are the subject of the Partnership Forced Conversion Notice; and
     (2) the conditions set forth in one of the following clauses (A), (B) or (C) shall have been satisfied:
          (A) a Partnership Forced Conversion Period shall have commenced using the Second Tier Conversion Price with respect to a Partnership Forced Conversion Notice delivered prior to the fifth anniversary of the Class C Issue Date; or
          (B) a Partnership Forced Conversion Period shall have commenced using the First Tier Conversion Price with respect to a Partnership Forced Conversion Notice delivered on or after the fifth anniversary of the Class C Issue Date; or
          (C)(i) a Partnership Forced Conversion Period shall have commenced using the First Tier Conversion Price with respect to a Partnership Forced Conversion Notice delivered prior to the fifth anniversary of the Class C Issue Date and (ii) the Partnership shall have engaged one or more investment banking firms of national reputation to serve as underwriters to promptly conduct an underwritten reoffering to the

5

public of the Common Units issuable upon conversion of the Class C Convertible Preferred Units that are the subject of such Partnership Forced Conversion Notice (a “Registered Resale Offering”) seeking net proceeds to the holders of Class C Convertible Preferred Units participating in such offering (after discounts and commissions but before expenses) per Common Unit equal to not less than the First Tier Conversion Price less (A) a standard underwriting discount, less (B) a customary discount, not to exceed 5% of the First Tier Conversion Price (such price less such discounts, the “Offering Proceeds Per Common Unit”).
     “Partnership Forced Conversion Right” is defined in Section 5.12(b)(vii)(B).
     “Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of General Partner Units), and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder (or, in the case of the Class C Convertible Preferred Units, the number of Common Units into which such Class C Convertible Preferred Units may be converted pursuant to Section 5.12(b)(vii)), as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance.
     “Property” is defined in Section 5.12(b)(ix)(C).
     “Purchased Units” is defined in Section 5.12(b)(ix)(A).
     “Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership that includes the Closing Date or Class C Issue Date, the portion of such fiscal quarter after the Closing Date or Class C Issue Date, as applicable.
     “Reference Property” is defined in Section 5.12(b)(ix)(B).
     “Registered Resale Offering” has the meaning set forth in the definition of “Partnership Forced Conversion Period.”
     “Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Class B Units, Class C Convertible Preferred Units and Subordinated Units, but shall not include the General Partner Units.
     “Unpaid MQD” is defined in Section 6.1(c)(i)(C).
     (b) Section 4.1 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 4.1 Certificates. Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of

6

any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided, however, that the Partnership shall issue Certificates with respect to the Class C Convertible Preferred Units in accordance with Section 5.12(b)(vi). Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.
     (c) Section 4.7(c) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(c) The transfer of a Subordinated Unit or a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7. The transfer of a Common Unit that has resulted from the conversion of a Class C Convertible Preferred Unit pursuant to Section 5.12(b)(vii) shall be subject to the restrictions imposed by Section 6.9.”
     (d) Section 5.5(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with

7

     Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Partnership shall follow the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any Class C Convertible Preferred Units are converted pursuant to Section 5.12(b)(vii). For the avoidance of doubt, the Class C Convertible Preferred Units will be treated as a partnership interest in the Partnership for federal income tax purposes, and, therefore, each holder of a Class C Convertible Preferred Unit will be treated as a partner in the Partnership.”
     (e) Section 5.5(d)(i) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), upon an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of a Class C Convertible Preferred Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion (with respect to the conversion of a Class C Convertible Preferred Unit), shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class C Convertible Preferred Unit, first to the Partners holding converted Class C Convertible Preferred Units until the Capital Account of each converted Class C Convertible Preferred Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Class C Convertible Preferred Unit), and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Class C Convertible Preferred Unit is not sufficient to cause the Capital Account of each converted Class C Convertible Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Class C Convertible Preferred Unit), then Capital Account balances shall be reallocated between

8

the Partners holding converted Class C Convertible Preferred Units and the Partners holding Common Units (other than converted Class C Convertible Preferred Units) so as to cause the Capital Account of each converted Class C Convertible Preferred Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Class C Convertible Preferred Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion of a Class C Convertible Preferred Unit, shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time and must reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any Outstanding Class C Convertible Preferred Units that have not yet been converted over the aggregate Issue Price of such Class C Convertible Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, pursuant to Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).”
     (f) Section 5.9(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) Subject to Section 5.9(d), Section 6.6 and Section 6.8 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage, the Initial Unit Price for a Class C Convertible Preferred Unit, Offering Proceeds per Common Unit or accrued and unpaid Class C Distributions) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.”
     (g) Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new series of Units as follows:
     “Section 5.12 Establishment of Class C Convertible Preferred Units.
     (a) General. The General Partner hereby designates and creates a series of Units to be designated as “Class C Convertible Preferred Units” and consisting of a total of 16,666,667 Class C Convertible Preferred Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.12 and in Sections 5.5 and 6.9. The class of Class C

9

Convertible Preferred Units shall be closed immediately following the Class C Issue Date and thereafter no additional Class C Convertible Preferred Units shall be designated, created or issued. The initial Capital Account balance in respect of each Class C Convertible Preferred Unit issued on the Class C Issue Date shall be the Initial Unit Price for such Class C Convertible Preferred Unit.
     (b) Rights of Class C Convertible Preferred Units. The Class C Convertible Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
          (i) Allocations.
     The Class C Convertible Preferred Units shall be allocated items of Partnership income, gain, loss, deduction and credits in accordance with Section 6.1 and 6.2.
          (ii) Distributions.
     (A) Commencing on the Class C Issue Date, the holders of the Class C Convertible Preferred Units as of an applicable Record Date shall accrue and be entitled to receive cumulative distributions, prior to any other distributions made in respect of any other Partnership Interests pursuant to Sections 6.4 or 6.5, in cash in an amount equal to the Class C Distribution on each Class C Convertible Preferred Unit. Except as provided below in this Section 5.12(b)(ii)(A), each Record Date established pursuant to this Section 5.12(b)(ii) for a Class C Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.4 or 6.5 for such Quarter. All such distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter (a “Class C Distribution Payment Date”). If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any holder of Class C Convertible Preferred Units accrues and is entitled to receive pursuant to this Section 5.12(b)(ii)(A), then (x) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (y) the General Partner may cause the Partnership to pay such accrued and unpaid distributions at such time and with such special Record Date as it may select and (z) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Junior Interests and (ii) any distributions in respect of any Parity Interests, other than Class C Pro Rata Distributions, unless and until all accrued and unpaid distributions on the Class C Convertible Preferred Units has been paid in full in cash.
     (B) Notwithstanding anything in this Section 5.12(b)(ii) to the contrary, with respect to Class C Convertible Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a

10

Class C Convertible Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the Record Date for the distribution in respect of such period.
     (C) Accrued and unpaid distributions in respect of the Class C Convertible Preferred Units will not accrue interest.
     (iii) Issuance of Class C Convertible Preferred Units. On the Class C Issue Date, the Class C Convertible Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Purchase Agreement.
     (iv) Liquidation Value. In the event of any liquidation, dissolution or winding up of the Partnership or sale or other disposition of substantially all of the assets of the Partnership, either voluntary or involuntary, the holders of the Class C Convertible Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to Unitholders, prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership Interests, the positive value in each such holder’s Capital Account in respect of such Class C Convertible Preferred Units. If in the year of such liquidation, dissolution or winding up or sale or other disposition of substantially all of the assets of the Partnership, any such holder’s Capital Account in respect of such Class C Convertible Preferred Units is less than the aggregate Class C Liquidation Value of such Class C Convertible Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Class C Convertible Preferred Unit is equal to the Class C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up or sale or other disposition of substantially all of the assets of the Partnership, any such holder’s Capital Account in respect of such Class C Convertible Preferred Units is less than the aggregate Class C Liquidation Value of such Class C Convertible Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Class C Convertible Preferred Unit is equal to the Class C Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).
          (v) Voting Rights.

11

     (A) Except as provided in this Section 5.12(b)(v), the Class C Convertible Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote together with the Common Units as a single class. When voting together with the Common Units as a single class, each Class C Convertible Preferred Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Convertible Preferred Unit is convertible at the time of the Record Date for the vote or written consent on the matter; and the meaning of “Outstanding Common Units” in the definition of “Unit Majority” shall correspondingly be construed to include Class C Convertible Preferred Units (excluding, during the Subordination Period, Class Convertible Preferred Units owned by the General Partner or its Affiliates from both the number of Outstanding Common Units and the number of Units voted).
     (B) In addition, the Class C Convertible Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Convertible Preferred Units in relation to other classes of Partnership Interests in any material respect or as required by law. As long as the Class C Convertible Preferred Units remain Outstanding, the Partnership shall not issued any Parity Interests or any class or series of Partnership Interests that is senior to the Class C Convertible Preferred Units in respect of distributions on such Partnership Interests or distributions upon liquidation of the Partnership, without the affirmative vote of the holders of the Class C Convertible Preferred Units, voting as a separate class. The approval of a majority of the Class C Convertible Preferred Units shall be required to approve any matter for which the holders of the Class C Convertible Preferred Units are entitled to vote as a separate class.
          (vi) Certificates.
     (A) The Class C Convertible Preferred Units shall be evidenced by Certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class C Convertible Preferred Units. The Certificates evidencing Class C Convertible Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

12

     (B) The Certificate(s) representing the Class C Convertible Preferred Units may be imprinted with a legend in substantially the following form:
     “THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF QR ENERGY, LP, AS AMENDED. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF QR ENERGY, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF QR ENERGY, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE QR ENERGY, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). QRE GP, LLC, THE GENERAL PARTNER OF QR ENERGY, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF QR ENERGY, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.”
          (vii) Conversion.
     (A) Subject to adjustment as provided in Section 5.12(b)(ix), each of the holders of the Class C Convertible Preferred Units shall have the right (the “Holder Conversion Right”), at any time (1) during any Holder Early Conversion Period or (2) following the second anniversary of the Class C Issue Date, to require conversion in whole or in part of its

13

Class C Convertible Preferred Units into Common Units, subject to the conditions set forth in this Section 5.12(b)(vii).
     (B) Subject to adjustment as provided in Section 5.12(b)(ix), the Partnership (acting pursuant to direction and approval of the Conflicts Committee (following consultation with the full Board of Directors and the executive officers of the General Partner) with respect to any Class C Convertible Preferred Units then owned by any of the initial holders of Class C Convertible Preferred Units, as set forth on Schedule [X] hereto, or their Affiliates) shall have the right (the “Partnership Forced Conversion Right”), at any time during any Partnership Forced Conversion Period, to convert in whole or in part (but in no event shall a Partnership Forced Conversion Notice relate to Class C Convertible Preferred Units that are convertible into Common Units having a market value, based on the average trading price calculated in accordance with the first paragraph of the definition of “Partnership Forced Conversion Period,” of less than $100 million in the aggregate (provided, that if less than such amount remains outstanding, such Partnership Forced Conversion Notice must relate to all of the Class C Convertible Preferred Units then outstanding)) the Class C Convertible Preferred Units into Common Units, subject to the conditions set forth in this Section 5.12(b)(vii) and only if there is no accrued and unpaid distribution on any Class C Convertible Preferred Units at the time of giving the Partnership Forced Conversion Notice.
     (C) Any Common Units delivered as a result of conversion pursuant to this Section 5.12(b)(vii) shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement, or created by the holders thereof. Subject to adjustment as provided in Sections 5.9 and 5.12(b)(ix), the Class C Convertible Preferred Units will convert into Common Units on a one-for-one basis upon exercise of the Holder Conversion Right or the Partnership Forced Conversion Right. Immediately following any conversion, the rights of the holders of converted Class C Convertible Preferred Units, including, without limitation, any accrual of distributions, shall cease and the Persons entitled to receive the Common Units upon the conversion of Class C Convertible Preferred Units shall be treated for all purposes as having become the owners of such Common Units.
     (D) In order to exercise the Holder Conversion Right, the holder of any Class C Convertible Preferred Unit to be converted shall surrender the Certificate representing such Class C Convertible Preferred Unit, duly endorsed or assigned to the Partnership or in blank, at any

14

office or agency of the Partnership maintained for that purpose (which may be the Transfer Agent), accompanied by a duly signed notice (a “Holder Conversion Notice”) substantially in the form provided in Exhibit B hereto, stating that the holder of Class C Convertible Preferred Units elects to convert the Class C Convertible Preferred Units represented by such Certificate, or, if less than the entire number of Class C Convertible Preferred Units represented by such Certificate are to be converted, the whole number of such Class C Convertible Preferred Units to be converted. Any such delivery of Certificates and the Holder Conversion Notice shall be irrevocable. Only whole numbers of Class C Convertible Preferred Units may be converted.
     (E) In order to exercise the Partnership Forced Conversion Right, the Partnership shall give written notice (a “Partnership Forced Conversion Notice”) to each holder of Class C Convertible Preferred Units substantially in the form of Exhibit C attached hereto stating that the Partnership elects to force conversion of such Class C Convertible Preferred Units pursuant to Section 5.12(b)(vii)(B) and shall state therein (i) the number of Class C Convertible Preferred Units to be converted and (ii) the Partnership’s computation of the number of Common Units to be received by the holder upon the Class C Conversion Date. In addition, if a holder does not provide written notice to the Partnership of the name or names in which such holder wishes the Certificate(s) for Common Units to be issued within three Trading Days after the Partnership Forced Conversion Notice is given, then the Certificate(s) for Common Units shall be issued to the Record Holder of such Class C Convertible Preferred Units.
     (F) The provisions in this clause (F) apply only with respect to Partnership Forced Conversion Notices as to which the conditions set forth in clause (2)(C) of the definition of “Partnership Forced Conversion Period” apply. Within five calendar days after the Partnership has given such a Partnership Forced Conversion Notice, each holder of Class C Convertible Preferred Units that are the subject of such Partnership Forced Conversion Notice who wishes to include the Common Units it will receive upon such forced conversion in the Registered Resale Offering shall give notice to the Partnership (i) stating that such holder wants its Common Units included in the Registered Resale Offering, (ii) providing all relevant information necessary to include in a prospectus with respect to such holder and the Units beneficially owned by such holder, and (iii) agreeing that if such holder will receive net proceeds per Common Unit (after discounts and commissions but before expenses) from the Registered Resale Offering at least equal to the Offering Proceeds per Common Unit, such holder will execute and sell its Common Units pursuant to an underwriting agreement on customary terms for similar offerings of securities. If a Registered Resale Offering achieves net

15

proceeds per Common Unit at least equal to the Offering Proceeds per Common Unit, (i) all Class C Convertible Preferred Units that were subject to the Partnership Forced Conversion Notice shall be converted into Common Units, and (ii) the holders of such Class C Convertible Preferred Units who participated in the offering will receive their proceeds from the Registered Resale Offering instead of Common Units. If a Registered Resale Offering does not achieve net proceeds per Common Unit at least equal to the Offering Proceeds per Common Unit, the Partnership Forced Conversion Notice will be deemed to have not been given and no Class C Convertible Preferred Units will be converted pursuant to that notice.
     (G) If the Class C Conversion Date with respect to a Class C Convertible Preferred Unit occurs during the period from the close of business on any Record Date next preceding any distribution date to the opening of business on such distribution date, the distribution payable in respect of a Class C Convertible Preferred Unit on such distribution date shall be paid to the holder of Class C Convertible Preferred Units of such Class C Convertible Preferred Unit on the Record Date, notwithstanding that the Class C Conversion Date with respect to such Class C Convertible Preferred Unit has occurred. If the Class C Conversion Date with respect to a Class C Convertible Preferred Unit occurs prior to a Record Date for distributions, such Class C Convertible Preferred Unit will, as provided below, have been deemed transferred to the Partnership and cancelled on such Class C Conversion Date, and therefore no distribution will be made on the cancelled Class C Convertible Preferred Unit on the related distribution date, whether or not the Partnership has yet delivered to the holder of Class C Convertible Preferred Units the Certificates representing Common Units deliverable upon the conversion.
     (H) Class C Convertible Preferred Units being converted shall be deemed to have been converted on the Class C Conversion Date, and at such time the rights of the holder of such Class C Convertible Preferred Units as holder of Class C Convertible Preferred Units shall cease, including any rights under this Agreement, except such Person shall continue to be a Limited Partner and shall have the right to receive Common Units from the Partnership upon conversion for such Class C Convertible Preferred Units in accordance with this Section 5.12(b)(vii), and such Class C Convertible Preferred Units shall upon the Class C Conversion Date be deemed to be transferred to, and cancelled by, the Partnership. Within three Trading Days after the Class C Conversion Date, the Partnership shall deliver to the Transfer Agent, for delivery to the holder of Class C Convertible Preferred Units being converted, a Certificate or Certificates for the number of Common Units deliverable upon conversion, together with payment in lieu of any fraction of a Common Unit, if any, as provided in Section 5.12(b)(vii)(J) below. Upon

16

surrender of Certificates representing the converted Class C Convertible Preferred Units, duly endorsed, at any office or agency of the Partnership maintained for that purpose (which may be the Transfer Agent), such Certificate(s) for Common Units shall be registered in the name of the holder of the Class C Convertible Preferred Units surrendered for conversion, unless such holder specifies otherwise in accordance with Section 5.12(b)(vii)(E). Holders of Class C Convertible Preferred Units, in their capacity as such, have no rights in respect of Common Units unless and until the Class C Convertible Preferred Units are converted and Common Units registered in the name of the holder have been issued and delivered to such holder as described above. If a Record Date for distributions in respect of Common Units occurs between the Class C Conversion Date and the date on which Common Units issued upon conversion of Class C Convertible Preferred Units are registered in the name of the holder of such converted Class C Convertible Preferred Units, the Partnership shall (i) with respect to such distribution to be made with respect to the Common Unit deliverable by the Partnership with respect to such conversion, forward such distribution with respect to such Common Units to the holder of Class C Convertible Preferred Units surrendering such Class C Convertible Preferred Units for conversion at the address reflected on the records of the Transfer Agent, or as shown on the Holder Conversion Notice, and (ii) with respect to a Record Date for voting or consent of Common Units, provide the holder of Class C Convertible Preferred Units surrendering such Class C Convertible Preferred Units for conversion a proxy enabling such holder of Class C Convertible Preferred Units to vote or consent with respect to the vote or consent of such Common Units for the matters related to such Record Date.
     (I) The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Units upon conversion of, or payment of distributions on, Class C Convertible Preferred Units pursuant hereto. However, the holder of any Class C Convertible Preferred Units shall pay any tax that is due because the Common Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.
     (J) No fractional Common Unit shall be delivered upon conversion of any Class C Convertible Preferred Units. If more than one Certificate representing Class C Convertible Preferred Units shall be surrendered for conversion with the same Class C Conversion Date by the same holder of Class C Convertible Preferred Units, the number of full Common Units which shall be deliverable upon conversion thereof shall be computed on the basis of the aggregate number of whole Class C Convertible Preferred Units so surrendered. Instead of any fractional Common Unit which would otherwise be issuable upon conversion of any Class C Convertible

17

Preferred Units, the Partnership shall calculate and pay a cash adjustment in respect of such fraction (calculated with respect to a Common Unit to seven decimal places and rounded down to six decimal places) in an amount equal to the same fraction of the Closing Price on the Class C Conversion Date (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day), or at the Partnership’s option, the Partnership may round the number of Common Units delivered up to the next higher whole Common Unit.
     (viii) Limitations on Transfer. All transfers of Class C Convertible Preferred Units and Common Units that have resulted from the conversion of a Class C Convertible Preferred Unit pursuant to Section 5.12(b)(vii) will be subject to restrictions and limitations on transfer in accordance with Article IV.
     (ix) Distributions, Combinations and Subdivisions; Other Adjustments.
     (A) If (i) the Partnership issues rights, warrants or appreciation rights to all holders of its Common Units entitling them for a period of not more than 60 calendar days to subscribe for or purchase Common Units at a price per unit less than the Current Market Price on the Business Day immediately preceding the date of announcement of such issuance or (ii) the Partnership or any Subsidiary of the Partnership distributes cash or other consideration in respect of a tender offer or exchange offer made by the Partnership or any Subsidiary of the Partnership for all or any portion of the Common Units where the sum of the aggregate amount of such cash distributed and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a resolution of the Board of Directors), as of the Expiration Date (as defined below), of such other consideration distributed expressed as an amount per Common Unit validly tendered or exchanged, and accepted for purchase, pursuant to such tender offer or exchange offer as of the last time at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (such tendered or exchanged Common Units, the “Purchased Units”) exceeds the Current Market Price per Common Unit on the first Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or conversions could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then in each such case the Partnership will make proper provision such that such subscription, purchase, tender offer or exchange offer is made to the Class C Convertible Preferred Units as if such Class C Convertible Preferred Units were Common Units and receive the same rights, warrants, appreciation rights, cash or other consideration, as the case may be, per Class C Convertible Preferred Unit as would be payable to a Common Unit.

18

     (B) If (1) there shall occur (a) any reclassification of the Common Units (other than a change as a result of a subdivision or combination of the Common Units); (b) a statutory unit exchange, consolidation, merger or combination involving the Partnership other than a merger in which the Partnership is the continuing partnership and which does not result in any reclassification of, or change (other than as a result of a subdivision or combination pursuant to the final sentence of Section 5.9(a) above) in, outstanding Common Units; or (c) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance, outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then the Partnership, or such successor or surviving, purchasing or transferee Person, as the case may be, shall, as a condition precedent to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance, execute an amendment to this Agreement providing that, at and after the effective time of such reclassification, statutory unit exchange, consolidation, sale or conveyance, the right to convert a Class C Convertible Preferred Unit will be changed into a right to convert it into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a Common Unit immediately prior to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance would have owned or been entitled to receive (the “Reference Property”) upon such transaction immediately prior to such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance. If the reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance causes the Common Units to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of election), the Reference Property into which the Class C Convertible Preferred Units will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Units that affirmatively make such an election. None of the foregoing provisions shall affect the right of a holder of Class C Convertible Preferred Units to convert its Class C Convertible Preferred Units in accordance with the provisions of Section 5.12(b)(vii) prior to the effective date of such reclassification, statutory unit exchange, consolidation, merger, combination, sale or conveyance.
     (C) If the Partnership proposes to distribute to holders of its Partnership Interests any equity interests of the Partnership, evidences of indebtedness or other non-cash assets, or rights or warrants (excluding distributions and rights or warrants referred to in subsection (A) above of

19

this Section 5.12) (such capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, “Property”), the aggregate fair market value of such Property shall be determined by the Board of Directors (whose determination shall be conclusive and set forth in a resolution of the Board of Directors). Such Property will then be distributed pursuant to Sections 6.4 and 6.5 as if it were Available Cash (from Operating Surplus or Capital Surplus as determined pursuant to the provisions of Section 6.3 or 6.5, respectively).
     (x) Restrictions on Redemptions or Repurchases of Junior Interests. While any Class C Convertible Preferred Units remain outstanding, the Partnership shall not redeem, repurchase or otherwise acquire any Junior Interests, other than Redeemable Interests pursuant to the provisions of Section 4.9.”
     (h) Section 6.1(a) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) Net Income. Net Income for each taxable period and all items of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:
     (i) First, to the General Partner until the aggregate of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) and the Net Termination Gain allocated to the General Partner pursuant to Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(F) or Section 6.1(c)(iii)(C) for the current and all previous taxable periods;
     (ii) Second, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Class C Convertible Preferred Unit then Outstanding is equal to the Class C Liquidation Value; and
     (iii) The balance, if any, to the General Partner and all Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata;
     provided, that Unitholders holding Class B Units will not be allocated any items of Net Income pursuant to this Section 6.1(a) with respect to their Class B Units until the Adjusted Capital Account of each Common Unit and each Class B Unit or comparable fraction thereof are equal.”
     (i) Section 6.1(b) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

20

     “(b) Net Loss. Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:
     (i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) the Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);
     (ii) Second, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata; provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any holder of Class C Convertible Preferred Units to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and
     (iii) The balance, if any, 100% to the General Partner;
     provided, that Unitholders holding Class B Units will not be allocated any items of Net Loss pursuant to this Section 6.1(b) with respect to their Class B Units until the Adjusted Capital Account of each Common Unit and each Class B Unit are equal.”
     (j) Section 6.1(c) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction, and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
     (i) Except as provided in Section 6.1(c)(iv), Net Termination Gain (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain) shall be allocated:
     (A) First, to the General Partner until the aggregate of the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) or Section 6.1(c)(iv)(A) and the Net Income allocated to the General Partner pursuant to Section 6.1(a)(i) for the current and all

21

previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(F) or Section 6.1(c)(iii)(C) for all previous taxable periods;
     (B) Second, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Adjusted Capital Account in respect of each Class C Convertible Preferred Unit then Outstanding is equal to the Class C Liquidation Value;
     (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units and Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;
     (D) Fourth, if the Adjusted Capital Account of a Common Unit and a Class B Unit (or converted Class B Unit) are not identical, (x) to all Unitholders holding the class of Units (as between the Common Units and Class B Units) with the lower Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, and (y) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit and each Class B Unit (or converted Class B Unit) are equal;
     (E) Fifth, if the Adjusted Capital Account of a Common Unit and a Subordinated Unit (or converted Subordinated Unit) are not identical, (x) to all Unitholders holding the class of Units (as between the Common Units and Subordinated Units) with the lower Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, and (y) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit and each Subordinated Unit (or converted Subordinated Unit) are equal;
     (F) The balance, if any, 100% to the General Partner and all Unitholders (other than holders of Class C Convertible Preferred Units), Pro Rata.

22

     (ii) Except as otherwise provided by Section 6.1(c)(iii), Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Loss) shall be allocated:
     (A) First, if Subordinated Units remain Outstanding, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;
     (B) Second, if the Adjusted Capital Account of a Common Unit and a Class B Unit (or converted Class B Unit) are not identical, to (i) the Unitholders holding the class of Units (as between the Common Units and the Class B Units) with the higher Adjusted Capital Account, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest and (ii) to the General Partner, in accordance with its Percentage Interests, until the Adjusted Capital Account of each Common Unit and each Class B Unit (or converted Class B Unit) are equal;
     (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units and Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Common Unit and Class B Unit then Outstanding has been reduced to zero;
     (D) Fourth, to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the Capital Account in respect of each Class C Convertible Preferred Units then Outstanding has been reduced to zero; and
     (E) Fifth, to the General Partner and the Unitholders, Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii)(E) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit in its Adjusted Capital Account);
     (F) The balance, if any, 100% to the General Partner.
     (iii) Any Net Termination Loss deemed recognized pursuant to Section 5.5(d) prior to the Liquidation Date shall be allocated:
     (A) First, to the General Partner and the Unitholders (other than holders of Class C Convertible Preferred Units), Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this

23

Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);
     (B) Second, to the Unitholders holding Class C Convertible Preferred Units, Pro Rata; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and
     (C) The balance, if any, to the General Partner.
     (iv) If a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), any subsequent Net Termination Gain deemed recognized pursuant to Section 5.5(d) prior to a Liquidation Date shall be allocated:
     (A) First, to the General Partner until the aggregate Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(C);
     (B) Second, to the Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(B);
     (C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders (other than holders of Class C Convertible Preferred Units), Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(c)(iv)(C) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(c)(iii)(A); and
     (D) The balance, if any, pursuant to the provisions of Section 6.1(c)(i).”
     (k) Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with

24

respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the amount allocated in clause (1) above with respect to such Excess Distribution; provided, however, that this Section 6.1(d)(iii)(A) shall not apply with respect to the discrepancy between distributions to the Class C Convertible Preferred Units and any other class of Units.”
     (l) Section 6.1(d) of the Partnership Agreement is hereby amended to add the following as Section 6.1(d)(xiv) immediately following Section 6.1(d)(xiii):
     “(xiv) Class C Accrual Allocation. Notwithstanding any other provision of this Section 6.1(d), all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Sections 6.1(d)(i)-(v), shall be allocated to all Unitholders holding Class C Convertible Preferred Units, Pro Rata, until the aggregate amount of allocations pursuant to this Section 6.1(d)(xiv) for such taxable period and all prior taxable periods is equal to the then Cumulative Class C Accrual.”
     (m) Section 6.2 of the Partnership Agreement is hereby amended to add the following as Section 6.2(j) immediately following Section 6.2(i):
     “(j) If Capital Account balances are reallocated between the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).”
     (n) Section 6.4(a)(iv) is hereby amended and restated in its entirety to read as follows:
     “(iv) Thereafter, to the General Partner and all Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata;”
     (o) Section 6.4(b) is hereby amended and restated in its entirety to read as follows:

25

     “(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed to the General Partner and all Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata.”
     (p) Section 6.5 is hereby amended and restated in its entirety to read as follows:
     “Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders (other than the holders of Class C Convertible Preferred Units), Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a). Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4(b).”
     (q) Section 6.6 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution.
     (a) The Minimum Quarterly Distribution, Target Distribution, Class C Liquidation Value, Class C Distribution (including any accrued but unpaid Class C Distribution), Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution and Target Distribution shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.
     (b) The Minimum Quarterly Distribution, Class C Distribution and Target Distribution shall also be subject to adjustment pursuant to Section 6.8.”
     (r) Article VI of the Partnership Agreement is hereby amended to add a new Section 6.9 as follows:

26

     “Section 6.9 Special Provisions Relating to the Holders of Class C Convertible Preferred Units. A Unitholder holding a Common Unit that has resulted from the conversion of a Class C Convertible Preferred Unit pursuant to Section 5.12(b)(vii) shall be required to provide notice to the General Partner of the transfer of the converted Class C Convertible Preferred Unit within the earlier of (i) thirty (30) days following such transfer and (ii) fifteen (15) days following the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 5.5(d)(i), the General Partner has previously determined, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 6.1(d)(x); provided, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions with respect to the Class C Convertible Preferred Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
     (s) Article XII of the Partnership Agreement is hereby amended to add a new Section 12.9 as follows:
     “Section 12.9 Class C Liquidation Value. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class C Convertible Preferred Units shall have the rights, preferences and privileges set forth in Section 5.12(b)(iv) upon liquidation of the Partnership pursuant to this Article XII.”
     (t) The Partnership Agreement is hereby amended to add Exhibit B attached hereto as Exhibit B to the Partnership Agreement.
     (u) The Partnership Agreement is hereby amended to add Exhibit C attached hereto as Exhibit C to the Partnership Agreement.
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
     Section 3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

27

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: QRE GP, LLC
By:
Name:
Title:

Signature Page to
Amendment No. 1 to Partnership Agreement

EXHIBIT B
Form of Holder Conversion Notice
[Date]
     The undersigned hereby elects to convert the number of Class C Convertible Preferred Units (“Class C Units”) of QR Energy, LP, a Delaware limited partnership (the “Partnership”), indicated below into common units (“Common Units”) of the Partnership, according to the conditions hereof, as of the date written below. If Common Units are to be issued in the name of a person other than the holder of such Class C Units, such holder will pay all transfer taxes payable with respect thereto and will deliver such certificates and opinions as may be required by the Partnership or its transfer agent. No fee will be charged to the holders for any conversion, except for any such transfer taxes.

Date to Effect Conversion:

Number of Class C Units Owned:

Number of Class C Units to be Converted into Common Units:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

Number of Class C Units to be Reissued, if less than all Class C Units represented by accompanying Certificate(s) are to be converted:

[HOLDER]
By:
Authorized Officer:
Title:

EXHIBIT C
Partnership Forced Conversion Notice
[Record Holder Addressee]
[Date]
     QR Energy, LP, a Delaware limited partnership (the “Partnership”), hereby elects to convert its Class C Convertible Preferred Units (“Class C Units”), in the amount provided below, per the records of the Partnership, into common units (“Common Units”) of the Partnership, as of the date written below.

Date to Effect Conversion:

Number of Class C Units Owned:

Number of Class C Units to be Converted into Common Units:

Number of Common Units to be Issued:

Name in which Certificate for Common Units to be Issued:

Address for Delivery:

QR ENERGY, LP
By:	QRE GP, LLC, its general partner

By:
Authorized Officer:
Title: